Exhibit 4.4

AMENDED AND RESTATED AGREEMENT BETWEEN NOTEHOLDERS

Dated as of September 15, 2015

by and between

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee, for the benefit of the Holders of CSAIL 2015 C-3 Mortgage Trust Commercial
Mortgage Pass-Through Certificates

(Note A-1 Holder and Note A-2 Holder)

UBS REAL ESTATE SECURITIES INC.

(Note A-3-1 Holder and Note A-3-2 Holder)

and

PRIMA MORTGAGE INVESTMENT TRUST, LLC

(Junior Noteholder)

CHARLES RIVER PLAZA NORTH

THIS AMENDED AND RESTATED AGREEMENT BETWEEN NOTEHOLDERS (with the exhibits and schedules hereto and all amendments and modifications hereof and supplements hereto, this “Agreement”), dated as of September 15, 2015 by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee, for the benefit of the Holders of CSAIL 2015 C-3 Mortgage Trust Commercial Mortgage Pass-Through Certificates (in its capacity as owner of Note A-1, together with its successors and assigns in interest in such capacity, the “Note A-1 Holder”, and, in its capacity as owner of Note A-2, together with its successors and assigns in interest in such capacity, the “Note A-2 Holder”), UBS REAL ESTATE SECURITIES INC. (together with its successors and assigns in interest, in its capacity as owner of Note A-3-1, the “Note A-3-1 Holder”), UBS REAL ESTATE SECURITIES INC. (together with its successors and assigns in interest, in its capacity as owner of Note A-3-2, the “Note A-3-2 Holder”; the Note A-3-1 Holder and the Note A-3-2 Holder shall be referred to herein collectively as “Note A-3 Holder”; the Note A-1 Holder, the Note A-2 Holder and the Note A-3 Holder shall be referred to herein collectively as the “Senior Noteholder”), and PRIMA MORTGAGE INVESTMENT TRUST, LLC (together with its successors and assigns in interest, in its capacity as owner of the Junior Note, the “Junior Noteholder”).

W I T N E S S E T H:

WHEREAS, pursuant to the Mortgage Loan Agreement (as defined herein) the Initial Senior Noteholder originated a certain loan described on the schedule attached hereto as Exhibit A (the “Mortgage Loan Schedule”) (the “Mortgage Loan”) to the mortgage loan borrower described on the Mortgage Loan Schedule (the “Mortgage Loan Borrower”), which is evidenced, inter alia, by four promissory notes (collectively, as amended, modified or supplemented, the “Notes”), each dated July 7, 2015, with the first such note in the original principal amount of $110,000,000.00 (as amended, modified or supplemented, “Note A-1), made by the Mortgage Loan Borrower in favor of Initial Senior Noteholder, with the second such note in the original principal amount of $20,000,000.00 (as amended, modified or supplemented, “Note A-2”), made by the Mortgage Loan Borrower in favor of Initial Senior Noteholder, with the third such note in the original principal amount of $81,000,000.00 (as amended, modified or supplemented, “Note A-3” and together with the Note A-1 and the Note A-2, the “Senior Note”) made by the Mortgage Loan Borrower in favor of the Initial Senior Noteholder, with the fourth such note in the original principal amount of $34,000,000 (as amended, modified or supplemented, the “Junior Note”), made by the Mortgage Loan Borrower in favor of the Initial Junior Noteholder (as defined herein), and secured by a certain first mortgage lien (as amended, modified or supplemented, the “Mortgage”) on one or more parcels of, or estates in, real property located as described on the Mortgage Loan Schedule (collectively, the “Mortgaged Property”);

WHEREAS, the Initial Senior Noteholder and the Initial Junior Noteholder entered into that certain Agreement Among Noteholders, dated as of July 7, 2015, with respect to the Mortgage Loan (the “Original Co-Lender Agreement”);

WHEREAS, Note A-3 has been split into two promissory notes, each dated as of July 7, 2015, with the first such note in the principal amount of $73,000,000.00 (as amended, modified or supplemented, “Note A-3-1”) made by the Mortgage Loan Borrower in favor of the

Note A-3-1 Holder, and the other such note in the principal amount of $8,000,000.00 (as amended, modified or supplemented “Note A-3-2”) made by the Mortgage Loan Borrower in favor of the Note A-3-2 Holder; and

WHEREAS, the Note A-1 Holder, the Note A-2 Holder, the Note A-3 Holder and the Junior Noteholder desire to amend and restate the Original Co-Lender Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree to amend and restate the Original Co-Lender Agreement in its entirety, as follows:

Section 1.          Definitions. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Servicing Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Acceptable Insurance Default” shall have the meaning ascribed to such term or any analogous term in the Servicing Agreement.

“Accrued Interest” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Additional Servicing Expenses” shall mean (a) all Servicing Advances, fees and/or expenses incurred by and reimbursable to any Servicer, Trustee, Securitization Trust Advisor, Certificate Administrator or fiscal agent pursuant to the Servicing Agreement, and (b) all interest accrued on Advances made by (x) any Servicer, Trustee or fiscal agent in accordance with the terms of the Servicing Agreement or (y) any Non-Lead Servicer, Non-Lead Trustee or the fiscal agent in accordance with the terms of the related Non-Lead Servicing Agreement; provided that the aggregate special servicing administration fee (which fee is payable solely during the period that the Mortgage Loan is a Specially Serviced Mortgage Loan) shall not exceed an amount equal to 1.0% per annum of the outstanding principal balance of the Mortgage Loan, the special servicing liquidation fee (or equivalent) shall not exceed 1.0% of the collections made with respect to the Mortgage Loan or any sums received from proceeds from the disposition of the Mortgaged Property or the Mortgage Loan, as the case may be, and the special servicing workout fee (or equivalent) shall not exceed 1.0% of the collections made with respect to the Mortgage Loan while the Mortgage Loan is a performing or “corrected” loan (or such other analogous term pursuant to the Servicing Agreement).

“Advance Interest Amount” shall mean interest payable on Advances, as specified in the Servicing Agreement or Non-Lead Servicing Agreement, as applicable.

“Advance Interest Rate” shall have the meaning assigned to the term “Advance Rate” or such other analogous term used in the Servicing Agreement or Non-Lead Servicing Agreement, as applicable.

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“Advances” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement or Non-Lead Servicing Agreement, as applicable.

“Affiliate” shall mean with respect to any specified Person (i) any other Person that Controls, is Controlled by or under common Control with such specified Person (each, a “Common Control Party”), (ii) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (iii) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests.

“Agent” shall mean the Initial Agent or such Person to whom the Initial Agent shall delegate its duties hereunder, and from and after the Securitization Date shall mean the Certificate Administrator, if any, and if there is no Certificate Administrator, shall mean the Trustee.

“Agent Office” shall mean the designated office of the Agent in the State of New York, which office at the date of this Agreement is located at UBS Real Estate Securities Inc., 1285 Avenue of the Americas, New York, New York, Attention: David Schell, Email address: david.schell@ubs.com, and which is the address to which notices to and correspondence with the Agent should be directed. The Agent may change the address of its designated office by notice to the Noteholders.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Appraisal” shall have the meaning assigned to such term in the Servicing Agreement.

“Anticipated Repayment Date” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Appraisal Reduction Amount” shall have the meaning assigned to the term “Appraisal Reduction” or such other analogous term used in the Servicing Agreement.

“Asset Status Report” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Balloon Payment” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement or Non-Lead Servicing Agreement, as applicable.

“CDO Asset Manager” with respect to any Securitization Vehicle that is a CDO, shall mean the entity which is responsible for managing or administering the Junior Note as an

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underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the Junior Note).

“Certificate Administrator” shall mean the certificate administrator under the Securitization Servicing Agreement, if any.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall mean the trust account or accounts (including any sub-accounts) created and maintained by the Servicer.

“Conduit” shall have the meaning assigned to such term in Section 19(f).

“Conduit Credit Enhancer” shall have the meaning assigned to such term in Section 19(f).

“Conduit Inventory Loan” shall have the meaning assigned to such term in Section 19(f).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise; provided that, for purposes of the definition of “Qualified Institutional Lender” as used in this Agreement, “Control” shall also require the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity. “Controlled” and “Controlling” each have the meaning correlative thereto.

“Control Appraisal Period” A “Control Appraisal Period” shall exist with respect to the Mortgage Loan, if and for so long as:

(a)          (1) the initial Junior Note Principal Balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Junior Note after the date of creation of the Junior Note, (y) any Appraisal Reduction Amount for the Mortgage Loan that is allocated to the Junior Note and (z) any losses realized with respect to any Mortgaged Property or the Mortgage Loan that are allocated to the Junior Note, is less than

(b)          25% of the remainder of the (i) initial Junior Note Principal Balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Junior Noteholder on the Junior Note after the date of creation of the Junior Note.

“Controlling Class Representative” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Controlling Noteholder” shall mean as of any date of determination (i) the Junior Noteholder, unless a Control Appraisal Period has occurred and is continuing or (ii) if a Control

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Appraisal Period has occurred and is continuing, the Note A-1 Holder and the Note A-2 Holder; provided that at any time Note A-1 or Note A-2 is the Controlling Noteholder and is included in the Lead Securitization, references to the “Controlling Noteholder” herein shall mean the holders of the majority of the class of securities issued in the Lead Securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the “Controlling Noteholder” hereunder, as and to the extent provided in the Servicing Agreement; provided that, if the Junior Noteholder would be the Controlling Noteholder pursuant to the terms hereof, but any interest in the Junior Note is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, or the Mortgage Loan Borrower or Mortgage Loan Borrower Related Party would otherwise be entitled to exercise the rights of the Junior Noteholder as Controlling Noteholder, a Control Appraisal Period shall be deemed to have occurred. If a Control Appraisal Period has occurred and any interest in the Note A-1 or Note A-2 is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, or the Mortgage Loan Borrower or Mortgage Loan Borrower Related Party would otherwise be entitled to exercise the rights of the Senior Note as Controlling Noteholder, the rights of the Controlling Noteholder shall be exercised by the Note A-3-1 Holder, unless any interest in Note A-3-1 is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, in which case the rights of the Controlling Holder shall be shall be exercised by the Note A-3-2 Holder, unless any interest in Note A-3-2 is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, in which case the rights of the rights of the Controlling Noteholder shall be deemed null and void and no Mortgage Loan Borrower or Mortgage Loan Borrower Related Party shall be entitled to exercise such rights. As of the Closing Date, the Controlling Noteholder will be the Junior Noteholder.

“Cure Period” shall have the meaning assigned to such term in Section 11(a).

“DBRS” shall mean DBRS, Inc., and its successors in interest.

“Defaulted Mortgage Loan Purchase Price” shall mean the sum, without duplication, of (a) the Principal Balance of the Senior Note, (b) accrued and unpaid interest thereon at the Senior Note Rate, from the date as to which interest was last paid in full by Mortgage Loan Borrower up to and including the end of the interest accrual period relating to the Monthly Payment Date next following the date the purchase occurred, (c) any other amounts due under the Mortgage Loan, other than Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, provided that if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser, the Defaulted Mortgage Loan Purchase Price shall include Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the Mortgage Loan Documents (including, without limitation, servicing Advances payable or reimbursable to any Servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in this Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid Advance Interest Amount, (f) (i) if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser or (ii) if the Mortgage Loan is purchased after ninety (90) days after the first such option becomes exercisable pursuant to Section 12 of this Agreement, any liquidation or workout fees payable under the Securitization Servicing Agreement with respect to the Mortgage Loan and (g)  any Recovered Costs not reimbursed previously to the Senior Note

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pursuant to this Agreement. Notwithstanding the foregoing, if the Junior Noteholder is purchasing from the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, the Defaulted Mortgage Loan Purchase Price shall not include the amounts described under clauses (d) through (f) of this definition. If the Mortgage Loan is converted into a REO Property, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue at the Senior Note Rate on the Senior Note Principal Balance, as if the Mortgage Loan were not so converted. In no event shall the Defaulted Mortgage Loan Purchase Price include amounts due or payable to the Junior Noteholder under this Agreement.

“Defaulted Note Purchase Date” shall have the meaning assigned to such term in Section 12.

“Default Interest” shall mean interest on the Mortgage Loan at a rate per annum equal to the Note Default Interest Spread.

“Depositor” shall mean the Person selected by the Senior Noteholder to create the Securitization Trust.

“Event of Default” shall mean, with respect to the Mortgage Loan, an “Event of Default” as defined in the Mortgage Loan Documents.

“Excess Cash Flow” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Final Recovery Determination” shall have the meaning assigned to such term in the Servicing Agreement.

“Fitch” shall mean Fitch, Inc., and its successors in interest.

“Guarantor” shall have the meaning assigned to such term in the Mortgage Loan Documents.

“Initial Agent” shall mean UBS Real Estate Securities Inc., in its capacity as the initial agent hereunder.

“Initial Note A-1 Holder” shall mean UBS Real Estate Securities Inc., in its capacity as the initial holder of Note A-1.

“Initial Note A-2 Holder” shall mean UBS Real Estate Securities Inc., in its capacity as the initial holder of Note A-2.

“Initial Note A-3 Holder” shall mean UBS Real Estate Securities Inc., in its capacity as the initial holder of Note A-3.

“Initial Junior Noteholder” shall mean UBS Real Estate Securities Inc., in its capacity as the initial holder of the Junior Note.

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“Initial Noteholders” shall mean, collectively, the Initial Note A-1 Holder, the Initial Note A-2 Holder, the Initial Note A-3 Holder and the Initial Junior Noteholder.

“Initial Senior Noteholder” shall mean UBS Real Estate Securities Inc., in its capacity as the initial holder of the Senior Note.

“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Mortgage Loan Borrower, any action for the dissolution of the Mortgage Loan Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of the Mortgage Loan Borrower for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Mortgage Loan Borrower or any other action concerning the adjustment of the debts of the Mortgage Loan Borrower, the cessation of business by the Mortgage Loan Borrower, except following a sale, transfer or other disposition of all or substantially all of the assets of the Mortgage Loan Borrower in a transaction permitted under the Mortgage Loan Documents; provided, however, that following any such permitted transaction affecting the title to the Mortgaged Property, the Mortgage Loan Borrower for purposes of this Agreement shall be defined to mean the successor owner of the Mortgaged Property from time to time as may be permitted pursuant to the Mortgage Loan Documents; provided, further, however, that for the purposes of this definition, in the event that more than one entity comprises the Mortgage Loan Borrower, the term “Mortgage Loan Borrower” shall refer to any such entity.

“Insurance and Condemnation Proceeds” shall have the meaning assigned to such term or any one or more analogous terms in the Servicing Agreement.

“Interest Rate” shall mean the Applicable Interest Rate (as defined in the Mortgage Loan Agreement).

“Interim Servicing Agreement” shall mean that certain interim servicing agreement to be negotiated in good faith between the parties hereto after the date hereof. Until such time as the parties hereto execute an Interim Servicing Agreement, the Noteholders shall cause the Mortgage Loan to be serviced by UBS Real Estate Securities Inc., who shall cause Midland Loan Services, Inc. to subservice the Mortgage Loan in accordance with this Agreement and the customary and usual servicing practices of originators of commercial mortgage loans intended to be securitized. The Servicing Fee Rate under the Interim Servicing Agreement will be 1.5 basis points per annum (subject to a minimum monthly fee of $250.00), paid monthly based on the outstanding principal balance of the Notes and calculated on the same basis as interest is accrued on the Mortgage Loan.

“Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CDO, shall mean a trust vehicle or entity which holds the Junior Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“Junior Note” shall have the meaning assigned to such term in the recitals.

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“Junior Noteholder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Junior Note Default Rate” shall mean a rate per annum equal to the Junior Note Rate plus the Note Default Interest Spread.

“Junior Note Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Junior Note Principal Balance and the denominator of which is the sum of the Senior Note Principal Balance and the Junior Note Principal Balance.

“Junior Note Principal Balance” shall mean, at any time of determination, the Initial Junior Note Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon or reductions in such amount pursuant to Section 3, 4 or 5, as applicable.

“Junior Note Rate” shall mean the Regular Interest Rate.

“Junior Principal Portion” means, with respect to each Monthly Payment Date, the Junior Note Percentage of principal payment received with respect to the Mortgage Loan, other than any Post-ARD Excess Cash Flow Principal Payment, plus, with respect to any Monthly Payment Date after the Anticipated Repayment Date, the portion of any Post-ARD Excess Cash Flow Principal Payment received with respect to the Mortgage Loan remaining after the application thereof to reduce the Senior Note Principal Balance to zero.

“KBRA” shall mean Kroll Bond Rating Agency, Inc., and its successors in interest.

“Lender” shall have the meaning assigned to such term in the Mortgage.

“Liquidation Proceeds” shall have the meaning assigned to such term or any analogous term in the Servicing Agreement.

“Lead Securitization” shall mean the Securitization of Note A-1 pursuant to the Servicing Agreement in connection with the issuance of the CSAIL 2015-C3 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2015-C3.

“Lead Securitization Note” shall mean Note A-1.

“Lead Securitization Note Holder” shall mean the Note A-1 Holder.

“Lead Securitization Trust” shall mean the Securitization Trust created in connection with the Lead Securitization.

“Major Decisions” shall mean:

(i)     any workout or other change to the Mortgage Loan that would result in any modification of, or waiver with respect to, any Mortgage Loan Document that would result in the extension of the maturity date or extended maturity date

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thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Mortgage Loan or a modification or waiver of any other monetary term of the Mortgage Loan relating to the amount or timing of any payment of principal or interest or any other sums (including the acceptance of discounted pay-offs with respect thereto and reserve requirements but excluding waivers of Default Interest and late charges) due and payable under the Mortgage Loan Documents or a modification or waiver of any material non-monetary provision of the Mortgage Loan, including but not limited to provisions which restrict the Mortgage Loan Borrower or its equity owners from incurring additional indebtedness or transferring interests in the Mortgaged Property or the Mortgage Loan Borrower;

(ii)       any modification of, or waiver with respect to, the Mortgage Loan or any Mortgage Loan Document that would result in a discounted pay-off of the Junior Note;

(iii)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of a REO Property) of the ownership of the Mortgaged Property or any acquisition of the Mortgaged Property by deed-in-lieu of foreclosure or any other exercise of remedies following an Event of Default;

(iv)      any material direct or indirect sale of all or any material portion of the Mortgaged Property or REO Property other than those required pursuant to the specific terms of the Mortgage Loan Documents and for which there is no material lender discretion;

(v)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at an REO Property;

(vi)      any substitution, release or addition of collateral for the Mortgage Loan other than those required pursuant to the specific terms of the Mortgage Loan Documents and for which there is no lender discretion;

(vii)     any release of the Mortgage Loan Borrower or guarantor from liability with respect to the Mortgage Loan including, without limitation, by acceptance of an assumption of the Mortgage Loan by a successor Mortgage Loan Borrower or replacement guarantor other than those required pursuant to the specific terms of the Mortgage Loan Documents and for which there is no lender discretion;

(viii)    any property management company changes (including, but not limited to, the termination or replacement of a property manager or execution, termination, renewal or material modification of any property management agreement), in each case, to the extent lender is required to consent or approve the same under the Mortgage Loan Documents;

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(ix)       any determination (1) not to enforce a “due-on-sale” or “due–on–encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the Mortgage Loan Borrower) or (2) to accelerate a Mortgage Loan (other than automatic accelerations pursuant to the Mortgage Loan Documents);

(x)        any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a mortgagor or guarantor releasing a mortgagor or guarantor from liability under the Mortgage Loan other than pursuant to the specific terms of the Mortgage Loan and for which there is no lender discretion;

(xi)       the determination of the Special Servicer that (a) a non-monetary default (other than an Acceptable Insurance Default) has occurred that materially impairs the value of the Mortgaged Property as security for the Mortgage Loan or otherwise materially adversely affects the interests of the related certificateholders or Noteholders in the Mortgage Loan or (b) a default (other than an Acceptable Insurance Default) is reasonably foreseeable, and such default would materially impair the value of the Mortgaged Property as security for the Mortgage Loan or otherwise materially adversely affect the interest of the related certificateholders or Noteholders in the Mortgage Loan, and, in the case of either the foregoing clause (a) or (b), such default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan);

(xii)      any transfer of the Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the Mortgage Loan Borrower, other than those required pursuant to the specific terms of the Mortgage Loan Documents and for which there is no lender discretion;

(xiii)     any incurring of additional debt by the Mortgage Loan Borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the Mortgage Loan Borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (other than those required pursuant to the specific terms of the Mortgage Loan Documents and for which there is no lender discretion);

(xiv)     following an Event of Default with respect to the Mortgage Loan, any acceleration of the Mortgage Loan or initiation of judicial bankruptcy or similar proceedings under the Mortgage Loan Documents or with respect to the Mortgage Loan Borrower or the Mortgaged Property or the voting on any plan or

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reorganization, restructuring or similar plan in the bankruptcy of the Mortgage Loan Borrower;

(xv)      any determination of an Acceptable Insurance Default;

(xvi)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the Mortgage Loan Borrower unless any option to purchase the Senior Note pursuant to Section 12 of this Agreement has expired or been waived under Section 12 hereunder;

(xvii)    any proposed modification or waiver of any material provision in the Mortgage Loan Documents governing the type, nature or amount of insurance coverage required to be maintained by the Mortgage Loan Borrower; and

(xviii)   any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt associated with the Mortgage Loan rather than to the restoration of the Mortgaged Property;

(xix)     any approval of a Major Lease or any modification, amendment or renewal thereof (to the extent lender’s approval is required by the Mortgage Loan Documents);

(xx)      the waiver or modification of any documentation relating to the Guarantor’s obligations under the Guaranty (as defined in the Mortgage Loan Documents); and

(xxi)     the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the Mortgage Loan Documents and for which there is no lender discretion.

“Major Lease” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Master Servicer” shall have the meaning assigned to such term in the Servicing Agreement.

“Model PSA” shall mean the pooling and servicing agreement dated as of May 1, 2015, among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Park Bridge Lender Services LLC, as Securitization Trust Advisor.

“Monetary Default” shall have the meaning assigned to such term in Section 11(a).

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“Monetary Default Notice” shall have the meaning assigned to such term in Section 11(a).

“Monthly Payment” shall mean have the meaning assigned to such term in the Servicing Agreement.

“Monthly Payment Date” shall mean the “Monthly Payment Date” (as defined in the Mortgage Loan Agreement).

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, and its successors in interest.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Agreement” shall mean the mortgage loan agreement, dated as of July 7, 2015, between the Mortgage Loan Borrower and the Initial Senior Noteholder, as amended by the First Amendment to Loan Agreement and Omnibus Amendment to Loan Documents, effective as of July 7, 2015, and the Second Amendment to Loan Agreement and Omnibus Amendment to Loan Documents, effective as of July 7, 2015, and as the same may be further amended, restated, renewed, extended, modified or supplemented from time to time, subject to the terms hereof.

“Mortgage Loan Borrower” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Borrower Related Party” shall have the meaning assigned to such term in Section 18.

“Mortgage Loan Documents” shall mean, with respect to the Mortgage Loan, the Mortgage, the Note and all other documents now or hereafter evidencing and securing the Mortgage Loan.

“Mortgage Loan Schedule” shall mean the Schedule attached hereto as Exhibit A.

“Net Junior Note Rate” shall mean the Junior Note Rate minus the Servicing Fee Rate.

“Net Senior Note Rate” shall mean the Senior Note Rate minus the Servicing Fee Rate.

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“Non-Controlling Class Representative” shall mean the holders of the majority of the class of securities issued in the Securitization of a Non-Lead Securitization Note designated as the “controlling class” pursuant to the related Non-Lead Servicing Agreement or their duly appointed representative; provided that if 50% or more of the class of securities issued in a Non-Lead Securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the “Controlling Noteholder” is held by the Mortgage Loan Borrower or an Affiliate of the Mortgage Loan Borrower, no person shall be entitled to exercise the rights of such Non-Controlling Class Representative.

“Non-Controlling Note” shall mean each of Note A-1 (solely during such time as the Junior Noteholder is the Controlling Noteholder), Note A-2, Note A-3-1 and Note A-3-2, or any new Note(s) issued in respect thereof.

“Non-Controlling Noteholder” means each holder of a Non-Controlling Note; provided that, at any time a Non-Controlling Note is included in a Securitization, references to a “Non-Controlling Noteholder” herein shall mean the Non-Controlling Class Representative or any other party assigned the rights to exercise the rights of a “Non-Controlling Noteholder” hereunder, as and to the extent provided in the related Non-Lead Servicing Agreement and as to the identity of which the Lead Securitization Note Holder (and the Master Servicer and the Special Servicer) has been given written notice; provided that if at any time 50% or more of any Non-Controlling Note is held by the Mortgage Loan Borrower or an Affiliate of the Mortgage Loan Borrower, no person shall be entitled to exercise the rights of such Non-Controlling Noteholder. The Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall not be required at any time to deal with more than one party exercising the rights of each “Non-Controlling Noteholder” herein or under the Servicing Agreement and, (x) to the extent that the related Non-Lead Servicing Agreement assigns such rights to more than one party or (y) to the extent a Non-Controlling Note is split into two or more New Notes pursuant to Section 31, for purposes of this Agreement, such Non-Lead Servicing Agreement or the holders of such New Notes shall designate one party to deal with Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) and provide written notice of such designation to the Lead Securitization Note Holder (and the Master Servicer and the Special Servicer acting on its behalf); provided that, in the absence of such designation and notice, the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall be entitled to treat the last party as to which it has received written notice with respect to each Non-Controlling Note as having been designated as the related Non-Controlling Noteholder, as a Non-Controlling Noteholder for all purposes of this Agreement.

Prior to Securitization of a Non-Lead Securitization Note (including any New Notes), all notices, reports, information or other deliverables required to be delivered to the Non-Lead Securitization Note Holders or the Non-Controlling Noteholders pursuant to this Agreement or the Servicing Agreement by the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) only need to be delivered to the Initial Note A-2 Holder and Initial Note A-3 Holder, and, when so delivered to the Initial Note A-2 Holder and Initial Note A-3 Holder, the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Servicing Agreement. Following Securitization of a Non-Lead Securitization Note, all notices, reports, information or other

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deliverables required to be delivered to the related Non-Lead Securitization Note Holder or the related Non-Controlling Noteholder pursuant to this Agreement or the Servicing Agreement by the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall be delivered to the related Non-Lead Master Servicer and the Non-Lead Special Servicer (who then may forward such items to the party entitled to receive such items as and to the extent provided in the related Non-Lead Servicing Agreement) and, when so delivered to such Non-Lead Master Servicer and Non-Lead Special Servicer, the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Servicing Agreement.

“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit Senior Noteholder to make such payments free of any obligation or liability for withholding.

Non-Lead Depositor” shall mean the “depositor” under a Non-Lead Servicing Agreement.

“Non-Lead Master Servicer” shall have the meaning assigned to such term in Section 2(g).

“Non-Lead Trust Advisor” shall mean the “trust advisor”, “operating advisor” or other analogous term under a Non-Lead Servicing Agreement.

“Non-Lead Securitization Note” shall mean each of Note A-3-1 and Note A-3-2.

“Non-Lead Securitization Note Holder” shall mean each of the Note A-3-1 Holder and the Note A-3-2 Holder.

“Non-Lead Servicing Agreement” shall have the meaning assigned to such term in Section 2(g).

“Non-Lead Securitization Trust” shall mean the Securitization Trust into which a Non-Lead Securitization Note is deposited.

“Non-Lead Servicer” shall mean the Non-Lead Master Servicer or Non-Lead Special Servicer, as applicable.

“Non-Lead Special Servicer” shall have the meaning assigned to such term in Section 2(g).

“Non-Lead Trustee” shall have the meaning assigned to such term in Section 2(g).

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“Non-Monetary Default” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Cure Period” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Notice” shall have the meaning assigned to such term in Section 11(d).

“Nonrecoverable Servicing Advance” shall have the meaning assigned to the term “Nonrecoverable Property Advance” or such other analogous term used in the Servicing Agreement.

“Noteholder” shall mean either of the Senior Noteholder and the Junior Noteholder, as applicable.

“Noteholder Purchase Notice” has the meaning assigned to such term in Section 12.

“Note” shall mean any of Note A-1, Note A-2, Note A-3-1, Note A-3-2 and the Junior Note, as applicable.

“Note A-1” shall have the meaning assigned to such term in the recitals.

“Note A-1 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Note A-1 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note A-1 Principal Balance and the denominator of which is the sum of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance and the Junior Note Principal Balance.

“Note A-1 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the initial outstanding principal balance of Note A-1 Balance, less any payments of principal thereon received by the Note A-1 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-2” shall have the meaning assigned to such term in the recitals.

“Note A-2 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Note A-2 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note A-2 Principal Balance and the denominator of which is the sum of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance and the Junior Note Principal Balance.

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“Note A-2 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the initial outstanding principal balance of Note A-2, less any payments of principal thereon received by the Note A-2 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-3” shall have the meaning assigned to such term in the recitals.

“Note A-3 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Note A-3 Percentage Interest” shall mean, collectively, the Note A-3-1 Percentage Interest and the Note A-3-2 Percentage Interest.

“Note A-3 Principal Balance” shall mean, collectively, the Note A-3-1 Principal Balance and the Note A-3-2 Principal Balance.

“Note A-3-1” shall have the meaning assigned to such term in the recitals.

“Note A-3-1 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Note A-3-1 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note A-3-1 Principal Balance and the denominator of which is the sum of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance and the Junior Note Principal Balance.

“Note A-3-1 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the initial outstanding principal balance of Note A-3-1, less any payments of principal thereon received by the Note A-3-1 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-3-2” shall have the meaning assigned to such term in the recitals.

“Note A-3-2 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Note A-3-2 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note A-3-2 Principal Balance and the denominator of which is the sum of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance and the Junior Note Principal Balance.

“Note A-3-2 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the initial outstanding principal balance of Note A-3-2, less any payments of principal thereon received by the Note A-3-2 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note Default Interest Spread” shall mean a rate per annum equal to five percent (5%); provided, however, that if the sum of the Interest Rate and the Note Default Interest

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Spread would exceed the maximum rate permitted by applicable law, the Note Default Interest Spread shall equal (i) the rate at which the sum of the Interest Rate and the Note Default Interest Spread equals the maximum rate permitted by applicable law minus (ii) the Interest Rate.

“Note Pledgee” shall have the meaning assigned to such term in Section 19(e).

“Note Rate” shall mean either of the Senior Note Rate and the Junior Note Rate, as applicable.

“Note Register” shall have the meaning assigned to such term in Section 21.

“Operating Advisor” shall mean, with respect to the Mortgage Loan, the advisor appointed pursuant to Section 6(a).

“P&I Advance” shall mean an advance made by (a) a party to the Servicing Agreement in respect of a delinquent monthly debt service payment on the Lead Securitization Note or (b) a party to the Non-Lead Servicing Agreement in respect of a delinquent monthly debt service payment on the related Non-Lead Securitization Note.

“Percentage Interest” shall mean, with respect to the Note A-1 Holder, the Note A-1 Percentage Interest, with respect to the Note A-2 Holder, the Note A-2 Percentage Interest, with respect to the Note A-3-1 Holder, the Note A-3-1 Percentage Interest, with respect to the Note A-3-2 Holder, the Note A-3-2 Percentage Interest, and with respect to the Junior Noteholder, the Junior Note Percentage Interest, as each may be adjusted from time to time.

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) one of the entities on Exhibit C attached hereto and made a part hereof or any other a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall have the meaning assigned to such term in the Servicing Agreement.

“Post-ARD Excess Cash Flow Principal Payments” shall mean the amount of any Excess Cash Flow applied to reduce the principal balance of the Mortgage Loan pursuant to the last sentence of Section 2.3.2 of the Mortgage Loan Agreement.

“Pledge” shall have the meaning assigned to such term in Section 19(e).

“Prepayment Premium” shall mean, with respect to the Mortgage Loan, any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Mortgage Loan pursuant to the Mortgage Loan Documents, including any exit fee.

“Principal Balance” shall mean (i) with respect to the Senior Note in the aggregate, the Senior Note Principal Balance , (ii) with respect to any individual Senior Note, the

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Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3-1 Principal Balance or the Note A-3-2 Principal Balance, as applicable and (iii) with respect to the Junior Note, the Junior Note Principal Balance, as applicable.

“Pro Rata and Pari Passu Basis” shall mean with respect to Note A-1, Note A-2, Note A-3-1 and Note A-3-2 and the related Noteholders, the allocation of any particular payment, collection, cost, expense, liability or other amount between such Notes or such Noteholders, as the case may be, without any priority of any such Note or any such Noteholder over another such Note or Noteholder, as the case may be, and in any event such that each Note or Noteholder, as the case may be, is allocated its respective Percentage Interest of such particular payment, collection, cost, expense, liability or other amount.

“Qualified Institutional Lender” shall mean each of the Initial Noteholders and any other U.S. Person that is:

(a)     an entity Controlled by, under common Control with or Controlling either the Initial Senior Noteholder or the Initial Junior Noteholder, or

(b)     one or more of the following:

(i)          an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or

(ii)         an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “institutional accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, or

(iii)       a Qualified Trustee (or in the case of a CDO, a single purpose bankruptcy remote entity which contemporaneously assigns or pledges its Junior Note, or a participation interest therein (or any portion thereof) to a Qualified Trustee) in connection with (a) a securitization of, (b) the creation of collateralized debt obligations (“CDO”) secured by, or (c) a financing through an “owner trust” of, any or all of the Junior Note (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with a securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of a Junior Note to such Securitization Vehicle); (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Junior Note in accordance with servicing

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arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clauses (i), (ii), (iii), (iv) or (v) of this definition, or

(iv)       an investment fund, limited liability company, limited partnership or general partnership having capital and/or capital commitments of at least $250,000,000, in which (A) the Senior Noteholder or the Junior Noteholder, as applicable, (B) a person that is otherwise a Qualified Institutional Lender under clause (i), (ii) or (v) (with respect to an institution substantially similar to the entities referred to in clause (i) or (ii) above), or (C) a Permitted Fund Manager, acts as a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such investment vehicle and provided that at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders (without regard to the capital surplus/equity and total asset requirements set forth below in the definition), or

(v)        an institution substantially similar to any of the foregoing, and in the case of any entity referred to in clause (b)(i), (ii), (iii)(a), (iv)(B) or (v) of this definition, (x) such entity has at least $400,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $1,000,000,000 in total assets (in name or under management), and (y) is regularly engaged in the business of making or owning commercial real estate loans (or interests therein) similar to the Mortgage Loan or mezzanine loans with respect to commercial real estate or owning or operating commercial real estate properties; provided that, in the case of the entity described in clause (iv) (B) above, the requirements of this clause (y) may be satisfied by a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such entity, or

(c)      any entity Controlled by any of the entities described in clause (b) above or approved by the Rating Agencies hereunder as a Qualified Institutional Lender for purposes of this Agreement.

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the applicable Rating Agencies.

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“Rating Agencies” shall mean DBRS, Fitch, KBRA, Moody’s, Morningstar and S&P and their respective successors in interest or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by the Depositor to rate the securities issued in connection with a Securitization of Note A-1, Note A-2 or either Note A-3; provided, however, that, at any time during which Note A-1, Note A-2 or either Note A-3 is an asset of one or more Securitizations, “Rating Agencies” or “Rating Agency” shall mean with respect to Note A-1, Note A-2 or such Note A-3, only those rating agencies that are engaged by the Depositor from time to time to rate the securities issued in connection with the Securitization of such Note.

“Rating Agency Confirmation” shall have the meaning given thereto or any analogous term in the Securitization Servicing Agreement or Non-Lead Securitization Agreement, as applicable, including any deemed Rating Agency Confirmation.

“Recovered Costs” shall mean any amounts referred to in clauses (d) and/or (e) of the definition of “Defaulted Mortgage Loan Purchase Price” that, at the time of determination, had been previously paid or reimbursed to any Servicer from sources other than collections on or in respect of the Mortgage Loan or the Mortgaged Property (including, without limitation, from collections on or in respect of loans other than the Mortgage Loan).

“Redirection Notice” shall have the meaning assigned to such term in Section 19(e).

“Regular Interest Rate” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“REMIC” shall mean a real estate mortgage investment conduit within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” shall mean provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Required Special Servicer Rating” shall mean with respect to a special servicer (i) in the case of Fitch, a rating of “CSS3”, (ii) in the case of S&P, such special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (iii) in the case of Moody’s, such special servicer is acting as special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage loans, (iv) in the case of Morningstar, either (a) the applicable replacement has a special servicer ranking of at least “MOR CS3” by Morningstar (if ranked by Morningstar) or (b) if not ranked by Morningstar, is currently acting as a master servicer or special servicer, as applicable, on a deal or transaction-level basis for all or a

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significant portion of the related mortgage loans in other CMBS transactions rated by any of S&P, Moody’s, Fitch, DBRS or KBRA and the trustee does not have actual knowledge that Morningstar has, and the replacement special servicer certifies that Morningstar has not, with respect to any such other CMBS transaction, qualified, downgraded or withdrawn its rating or ratings on one or more classes of such CMBS transaction citing servicing concerns of the applicable replacement as the sole or material factor in such rating action, and (v) in the case of DBRS or KBRA, as applicable, has not cited servicing concerns of such special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by such special servicer prior to the time of determination.

“REO Property” shall have the meaning assigned to such term in the Servicing Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors in interest.

“Securitization” shall mean one or more sales by the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder or the Note A-3-2 Holder of all or a portion of its respective Note to a depositor, who will in turn include such portion of such Senior Note as part of a securitization of one or more mortgage loans.

“Securitization Date” shall mean the effective date on which the Securitization of Note A-1 or any portion thereof is consummated.

“Securitization Servicing Agreement” shall mean a pooling and servicing agreement, substantially in the form of the Model PSA (provided that such agreement shall not adversely affect the rights or obligations hereunder of Junior Noteholder in any material respect), to be entered into in connection with the first Securitization of the Senior Note or any portion thereof, by and among (a) the Trustee, (b) the Person who serves as master servicer from and after the Securitization Date, (c) the Person which serves as special servicer from and after the Securitization Date, (d) the Person who serves as Securitization Trust Advisor from and after the Securitization Date and (e) the Depositor, and any other additional Persons that may be party to such pooling and servicing agreement; provided it is acknowledged that such agreement is subject in all respects to changes (i) required by the Code relating to the tax elections of the related Securitization Trust (ii) required by law or changes in any law, rule or regulation and (iii) requested by the Rating Agencies or any purchaser of subordinate certificates. The Servicing Standard in the Securitization Servicing Agreement shall require, among other things, that each Servicer, in servicing the Mortgage Loan, must take into account the interests of each Noteholder (taking into account that the Junior Note is junior to the Senior Note).

“Securitization Trust” shall mean a trust formed pursuant to a Securitization pursuant to which Note A-1, Note A-2 or either Note A-3 is held.

“Securitization Trust Advisor” shall mean the operating trust advisor, senior trust advisor or any analogous entity under the Securitization Servicing Agreement, if any.

“Senior Note” shall have the meaning assigned to such term in the recitals.

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“Senior Noteholder” shall mean, collectively, the holders of the Senior Note, together with their respective successors and assigns.

“Senior Note Default Rate” shall mean a rate per annum equal to the Senior Note Rate plus the Note Default Interest Spread.

“Senior Note Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Senior Note Principal Balance and the denominator of which is the sum of the Senior Note Principal Balance and the Junior Note Principal Balance.

“Senior Note Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Senior Note Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Senior Noteholder or reductions in such amount pursuant to Section 3, 4 or 5, as applicable.

“Senior Note Rate” shall mean the Regular Interest Rate.

“Senior Principal Portion” means, with respect to each Monthly Payment Date, the Senior Note Percentage of principal payments received with respect to the Mortgage Loan, other than any Post-ARD Excess Cash Flow Principal Payments, plus, with respect to any Monthly Payment Date after the Anticipated Repayment Date, 100% of any Post-ARD Excess Cash Flow Principal Payment received with respect to the Mortgage Loan.

“Sequential Pay Event” shall mean any Event of Default with respect to an obligation to pay money due under the Mortgage Loan, any other Event of Default for which the Mortgage Loan is actually accelerated or any other Event of Default which causes the Mortgage Loan to become a Specially Serviced Mortgage Loan, or any bankruptcy or insolvency event that constitutes an Event of Default; provided, however, that unless the Servicer under the Servicing Agreement has notice or knowledge of such event at least ten (10) Business Days prior to the applicable distribution date, distributions will be made sequentially beginning on the subsequent distribution date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Mortgage Loan. A Sequential Pay Event shall no longer exist, if it has been cured, including by any cure payment made by the Controlling Noteholder in accordance with the exercise of its cure rights under Section 11.

“Servicer” shall mean the Master Servicer or the Special Servicer, as the context may require.

“Servicer Termination Event” shall have the meaning given thereto in the Servicing Agreement.

“Servicing Advance” shall have the meaning given to the term “Property Advance” in the Servicing Agreement.

“Servicing Agreement” shall mean, with respect to the Mortgage Loan, prior to the Securitization Date, the Interim Servicing Agreement, and, from and after the Securitization Date, the Securitization Servicing Agreement.

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“Servicing Fee Rate” shall have the meaning assigned to such term in the Servicing Agreement.

“Servicing Standard” shall have the meaning assigned to such term or any analogous term in the Servicing Agreement.

“Servicing Transfer Event” shall have the meaning assigned to such term or any analogous term in the Servicing Agreement.

“Special Servicer” shall have the meaning assigned to such term in the Servicing Agreement.

“Specially Serviced Mortgage Loan” shall have the meaning assigned to such term in the Servicing Agreement.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Threshold Event Collateral” shall have the meaning assigned to such term in Section 5(g).

“Threshold Event Cure” shall have the meaning assigned to such term in Section 5(g).

“Transfer” shall mean any sale, assignment, transfer, pledge, syndication, participation, hypothecation, contribution, encumbrance or other disposition (either (i) directly or (ii) indirectly through entering into a derivatives contract or any other similar agreement, excluding a repo financing or a Pledge in accordance with Section 19(e)).

“Trustee” shall mean the bank or trust company as may be selected by the Depositor and approved by the Rating Agencies to act as trustee for the Securitization, and shall include any fiscal agent and/or paying agent appointed for such Securitization.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 that is eligible to elect to be treated as a U.S. Person).

“Whole Loan Custodial Account” shall mean the custodial account or subaccount established for the Mortgage Loan pursuant to the Servicing Agreement.

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“Workout” shall mean any written modification, waiver, amendment, restructuring or workout of the Mortgage Loan or the Note entered into with the Mortgage Loan Borrower in accordance with the Servicing Agreement.

Section 2.          Purchase of Junior Note; Servicing.

(a) Each Noteholder acknowledges and agrees that, subject in each case to this Agreement, the Mortgage Loan shall be serviced prior to the Securitization Date pursuant to the Interim Servicing Agreement and from and after the Securitization Date (except as otherwise set forth in Section 2(f)), pursuant to the Securitization Servicing Agreement; provided that the Master Servicer shall not be obligated to advance monthly payments of principal or interest in respect of the Notes other than the Lead Securitization Note (and each Non-Lead Master Servicer shall be required to advance monthly payments of principal and interest on the related Non-Lead Securitization Note pursuant to the terms of the related Non-Lead Servicing Agreement) if such principal or interest is not paid by the Mortgage Loan Borrower but shall be obligated to advance delinquent real estate taxes, insurance premiums and other expenses related to the maintenance of the Mortgaged Property and maintenance and enforcement of the lien of the Mortgage thereon, subject to the terms of the Securitization Servicing Agreement including any provisions governing the determination of non-recoverability. The Junior Noteholder acknowledges that each of the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder may elect, in its sole discretion, to include the Note A-1, Note A-2, Note A-3-1 and/or Note A-3-2 or any portion thereof in one or more Securitizations and agrees that it will, subject to Section 24, reasonably cooperate with the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder, at the Note A-1 Holder’s, the Note A-2 Holder’s, the Note A-3-1 Holder’s and the Note A-3-2 Holder’s, as applicable, expense, to effect any such Securitization. Subject to the terms and conditions of this Agreement, each Noteholder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer, the Special Servicer, the Trustee, any Certificate Administrator and any Securitization Trust Advisor under the Securitization Servicing Agreement by the Depositor and agrees to reasonably cooperate with the Master Servicer and the Special Servicer (or any other such parties) with respect to the servicing of the Mortgage Loan in accordance with this Agreement and the Securitization Servicing Agreement. Each Noteholder hereby irrevocably appoints the Master Servicer, the Special Servicer and the Trustee in the Securitization as such Noteholder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Servicing Agreement (subject at all times to the rights of the Noteholder set forth herein and in the Servicing Agreement). In no event shall the Servicing Agreement require the Servicer to enforce the rights of any Noteholder or limit the Servicer in enforcing the rights of one Noteholder against the other Noteholder; however, this statement shall not be construed to otherwise limit the rights of one Noteholder with respect to the other Noteholder. Each Servicer shall be required pursuant to the Servicing Agreement to service the Mortgage Loan in accordance with the Servicing Standard, the terms of the Mortgage Loan Documents, the Servicing Agreement and applicable law, shall provide information to each Non-Lead Servicer to enable such Non-Lead Servicer to perform its servicing duties under the related Non-Lead Servicing Agreement and shall not take any action or refrain from taking any action or follow any direction inconsistent with the foregoing.

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(b)          In no event shall the Junior Noteholder be entitled to exercise any rights of the “directing holder”, controlling class or any analogous class or holder under the Securitization Servicing Agreement except to the extent the Junior Noteholder is given such rights expressly under the terms of this Agreement or the Servicing Agreement in its capacity as the Controlling Noteholder.

(c)          The Securitization Servicing Agreement shall, unless otherwise agreed to by the Controlling Noteholder, contain (i) servicing and reporting provisions (including Asset Status Reports for all Major Decisions) substantially similar in all material respects to the servicing provisions of the Model PSA and (ii) a Servicing Standard substantially similar in all material respects to the servicing standard in the Model PSA. In no event may the Securitization Servicing Agreement change the interest or principal allocable to, or the amount of any payments due to, the Junior Noteholder or materially increase the Junior Noteholder’s obligations or materially decrease the Junior Noteholder’s rights, remedies or protections hereunder. The Securitization Servicing Agreement shall require the Master Servicer and the Special Servicer to service the Mortgage Loan in accordance with the terms of this Agreement, including the rights of the Junior Noteholder hereunder.

(d)          The Securitization Servicing Agreement shall contain provisions to the effect that:

 (i)          if an event of default under the Securitization Servicing Agreement has occurred (A) with respect to the Master Servicer under the Securitization Servicing Agreement that affects a Noteholder or any class of commercial mortgage securities backed by a Note or a participation interest in a Note, and the Master Servicer is not otherwise terminated under the Securitization Servicing Agreement, then the Junior Noteholder or its’ designees (if the Junior Noteholder is the Controlling Holder) shall be entitled to direct the Trustee to appoint a sub-servicer solely with respect to the Mortgage Loan (or if the Mortgage Loan is currently being sub-serviced, to replace the current sub-servicer, but only if such original sub-servicer is in default under the related sub-servicing agreement); and (B) the appointment (or replacement) of a sub-servicer with respect to the Mortgage Loan, as contemplated in clause (A) above, will in any event be subject to written confirmation from each Rating Agency that such appointment would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the securities issued in connection with any Securitization;

 (ii)         any payments received on the Mortgage Loan shall be paid by the Master Servicer to each of the Noteholders in accordance with Section 3 and Section 4 hereof on the “master servicer remittance date” under the Securitization Servicing Agreement;

 (iii)        the Noteholders shall be entitled to receive, and the Master Servicer and the Special Servicer shall provide, any information, relating to the Mortgage Loan, the Mortgage Loan Borrower or the Mortgaged Property as such Person may reasonably request and would be customarily in the possession of, or collected or known by, the Master Servicer or the Special Servicer of mortgage loans similar to the Mortgage Loan and, in any event, all information that is required to be provided to holders of the securities issued by the Securitization Trust that includes other Notes but not limited to

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standard CREFC reports, provided that if an interest in the Junior Note or the Junior Noteholder is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, then the Junior Noteholder shall not be entitled to receive the Asset Status Report or any other information relating to the Special Servicer’s workout strategy;

 (iv)          each Noteholder is an intended third party beneficiary in respect of the rights afforded it under the Securitization Servicing Agreement and may directly enforce such rights; and

 (v)          the Securitization Servicing Agreement may not be amended without the consent of the Junior Noteholder if such amendment would materially and adversely affect the Junior Noteholder’s rights with respect to the Mortgaged Loan (as reasonably determined by the Junior Noteholder) thereunder.

 (e)          Notwithstanding anything to the contrary contained in this Agreement, any obligation of the Servicer pursuant to the terms hereof shall be performed by the Master Servicer or the Special Servicer, as applicable, as set forth in the Servicing Agreement.

(f)  At any time after the Securitization Date that the Note A-1 Holder is no longer subject to the provisions of the Securitization Servicing Agreement, the Note A-1 Holder shall cause the Mortgage Loan to be serviced pursuant to a servicing agreement that contains servicing provisions which are the same as or more favorable to the other Noteholders, in substance, to those in the Securitization Servicing Agreement and all references herein to the “Securitization Servicing Agreement” shall mean such subsequent servicing agreement; provided, however, that if any Non-Lead Securitization Note is in a Securitization, then a Rating Agency Confirmation shall have been obtained from each Rating Agency with respect to such Securitization; provided, further, however, that until a replacement servicing agreement has been entered into, the Note A-1 Holder shall cause the Mortgage Loan to be serviced in accordance with the servicing provisions set forth in the Securitization Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loan; provided, further, however, that until a replacement servicing agreement is in place, the actual servicing of the Mortgage Loan may be performed by any nationally recognized commercial mortgage loan servicer appointed by the Note A-1 Holder and does not have to be performed by the service providers set forth under the Securitization Servicing Agreement.

(g) The Master Servicer shall be the master servicer on the Mortgage Loan, and from time to time it (or the Trustee, to the extent provided in the Servicing Agreement) (i) shall be required to make Servicing Advances with respect to the Mortgage Loan, subject to the terms of the Servicing Agreement and this Agreement, and (ii) may be required to make P&I Advances on the Lead Securitization Note, if and to the extent provided in the Servicing Agreement and this Agreement. The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement for a Servicing Advance, first from funds on deposit in the Whole Loan Custodial Account for the Mortgage Loan that (in any case) represent amounts received on or in respect of the Mortgage Loan, and then, in the case of Nonrecoverable Servicing Advances, if such funds on deposit in the Whole Loan Custodial Account are insufficient, from general collections of the Lead Securitization as provided in the Servicing Agreement and from general collections of each Non-Lead Securitization as provided below. The Master Servicer, the

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Special Servicer and the Trustee, as applicable, will be entitled to reimbursement for Advance Interest Amounts on a Servicing Advance or a Nonrecoverable Servicing Advance, in the manner and from the sources provided in the Servicing Agreement, including from general collections of the Lead Securitization and, in the case of Servicing Advances, from general collections of each Non-Lead Securitization as provided below. To the extent the Master Servicer, the Special Servicer or the Trustee, as applicable, obtains funds from general collections of the Lead Securitization as a reimbursement for a Nonrecoverable Servicing Advance or any Advance Interest Amounts on a Servicing Advance or a Nonrecoverable Servicing Advance, each Non-Lead Securitization Note Holder (including from general collections or any other amounts from any Non-Lead Securitization Trust) shall be required to, promptly following notice from the Master Servicer, reimburse the Lead Securitization for its pro rata share of such Nonrecoverable Servicing Advance or Advance Interest Amounts.

In addition, each Non-Lead Securitization Note Holder (including, but not limited to, any Non-Lead Securitization Trust) shall be required to, promptly following notice from the Master Servicer or the Special Servicer, pay or reimburse the Lead Securitization for such Non-Lead Securitization Note Holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Mortgage Loan as to which the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Trust Advisor or the Depositor, as applicable, is entitled to be reimbursed pursuant to the Servicing Agreement and any costs, fees and expenses related to obtaining any Rating Agency Confirmation, to the extent amounts on deposit in the Whole Loan Custodial Account are insufficient for reimbursement of such amounts. Each Non-Lead Securitization Note Holder agrees to indemnify (i) (as and to the same extent the Lead Securitization Trust is required to indemnify each of the following parties in respect of other mortgage loans in the Lead Securitization Trust pursuant to the terms of Servicing Agreement) each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Trust Advisor and the Depositor (and any director, officer, member, manager, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the Servicing Agreement in respect of other mortgage loans) and (ii) the Lead Securitization Trust (such parties in clause (i) and the Lead Securitization Trust, collectively, the “Indemnified Parties”) against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of the Mortgage Loan and the Mortgaged Property (or, with respect to the Trust Advisor, incurred in connection with the provision of services for the Mortgage Loan) under the Servicing Agreement (collectively, the “Indemnified Items”) to the extent of its pro rata share of such Indemnified Items, and to the extent amounts on deposit in the Whole Loan Custodial Account are insufficient for reimbursement of such amounts, such Non-Lead Securitization Note Holder shall be required to, promptly following notice from the Master Servicer, the Special Servicer or the Trustee, reimburse each of the applicable Indemnified Parties for their pro rata share of the insufficiency (including, if the related Non-Lead Securitization Note has been included in a Non-Lead Securitization, from general collections or any other amounts from such Non-Lead Securitization Trust).

The master servicer under a Non-Lead Securitization (each, a “Non-Lead Master Servicer”) may be required to make P&I Advances on the related Non-Lead Securitization Note, from time to time, subject to the terms of the servicing agreement for the related Securitization (each, a “Non-Lead Servicing Agreement”), the Servicing Agreement and this Agreement. The

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Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to make their own recoverability determination with respect to a P&I Advance to be made on the Lead Securitization Note based on the information that they have on hand and in accordance with the Servicing Agreement. Each Non-Lead Master Servicer and the special servicer and the trustee under each Non-Lead Servicing Agreement (each, respectively, a “Non-Lead Special Servicer” and a “Non-Lead Trustee”), as applicable, shall be entitled to make their own recoverability determination with respect to a P&I Advance to be made on the related Non-Lead Securitization Note based on the information that they have on hand and in accordance with the related Non-Lead Servicing Agreement. The Master Servicer and the Trustee, as applicable, and each Non-Lead Master Servicer or Non-Lead Trustee shall be required to notify the other of the amount of its P&I Advance within two Business Days of making such advance. If the Master Servicer, the Special Servicer or the Trustee, as applicable (with respect to the Lead Securitization Note) or a Non-Lead Master Servicer, Non-Lead Special Servicer or Non-Lead Trustee, as applicable (with respect to the related Non-Lead Securitization Note), determines that a proposed P&I Advance, if made, would be non-recoverable or an outstanding P&I Advance is or would be non-recoverable, or if the Master Servicer, the Special Servicer or the Trustee, as applicable, subsequently determines that a proposed Servicing Advance would be non-recoverable or an outstanding Servicing Advance is or would be non-recoverable, then the Master Servicer or the Trustee (as provided in the Servicing Agreement, in the case of a determination of non-recoverability by the Master Servicer, the Special Servicer or the Trustee) or a Non-Lead Master Servicer or Non-Lead Trustee (as provided in the related Non-Lead Servicing Agreement, in the case of the a determination of non-recoverability by such Non-Lead Master Servicer, Non-Lead Special Servicer or Non-Lead Trustee) shall notify the Master Servicer and the Trustee, or Non-Lead Master Servicers and the Non-Lead Trustees, as the case may be, of the other Securitization on or prior to the next Master Servicer Remittance Date. Each of the Master Servicer, the Trustee, Non-Lead Master Servicers and Non-Lead Trustees, as applicable, will only be entitled to reimbursement for a P&I Advance and advance interest thereon that becomes non-recoverable first from the Whole Loan Custodial Account from amounts allocable to the Note for which such P&I Advance was made, and then, if funds are insufficient, (i) in the case of the Lead Securitization Note, from general collections of the Lead Securitization Trust, pursuant to the terms of the Servicing Agreement and (ii) in the case of a Non-Lead Securitization Note, from general collections of the related Securitization Trust, as and to the extent provided in the related Non-Lead Servicing Agreement

(h)          Each Non-Lead Securitization Note Holder, if the related Non-Lead Securitization Note is included in a Securitization, shall cause the applicable Non-Lead Servicing Agreement to contain provisions to the effect that:

(i)            the Non-Lead Securitization Note Holder shall be responsible for its pro rata share of any Servicing Advances (and advance interest thereon) and any additional trust fund expenses, but only to the extent that they relate to servicing and administration of the Notes and the Mortgaged Property, including without limitation, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees relating to the Notes, and that in the event that the funds received with respect to each respective Note are insufficient to cover such Servicing Advances or additional trust fund expenses, (A) the Non-Lead Master Servicer will be required to, promptly following notice from the Master Servicer or the Special Servicer, pay or reimburse the Master Servicer, the Special

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Servicer, the Certificate Administrator, the Trustee, or the Lead Securitization Trust, as applicable, out of general funds in the collection account (or equivalent account) established under the Non-Lead Servicing Agreement for the Non-Lead Securitization Note Holder’s pro rata share of any such Nonrecoverable Servicing Advances (together with advance interest thereon) and/or additional trust fund expenses (including compensation due to the Master Servicer and the Special Servicer to the extent related to the servicing and administration of the Mortgage Loan and the Mortgaged Property), and (B) if the Servicing Agreement permits the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee to reimburse itself from the Lead Securitization Trust’s general account, then the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, may do so, and the Non-Lead Master Servicer will be required to, promptly following notice from the Master Servicer, the Special Servicer or the Trustee, reimburse the Lead Securitization Trust out of general funds in the collection account (or equivalent account) established under the Non-Lead Servicing Agreement for the Non-Lead Securitization Note Holder’s pro rata share of any such Nonrecoverable Servicing Advances (together with advance interest thereon) and/or additional trust fund expenses (including compensation due to the Master Servicer and the Special Servicer to the extent related to the servicing and administration of the Mortgage Loan and the Mortgaged Property);

(ii)          each of the Indemnified Parties shall be indemnified (as and to the same extent the Lead Securitization Trust is required to indemnify each of such Indemnified Parties in respect of other mortgage loans in the Lead Securitization Trust pursuant to the terms of Servicing Agreement and, in the case of the Lead Securitization Trust, to the extent of any additional trust fund expenses with respect to the Mortgage Loan) by the Non-Lead Securitization Trust, against any of the Indemnified Items to the extent of its pro rata share of such Indemnified Items, and to the extent amounts on deposit in the Whole Loan Custodial Account that are allocated to the Non-Lead Securitization Note are insufficient for reimbursement of such amounts, the Non-Lead Master Servicer will be required to reimburse each of the applicable Indemnified Parties for the Non-Lead Securitization Note’s pro rata share of the insufficiency out of general funds in the collection account (or equivalent account) established under the Non-Lead Servicing Agreement;

(iii)         the Non-Lead Master Servicer will be required to deliver to the Trustee, the Certificate Administrator, the Special Servicer, the Master Servicer and the Trust Advisor (i) promptly following the Securitization of the Non-Lead Securitization Note, notice of the deposit of the Non-Lead Securitization Note into a Securitization Trust (which notice shall also provide contact information for the trustee, the certificate administrator, the Non-Lead Master Servicer, the special servicer and the party designated to exercise the rights of the “Non-Controlling Noteholder” under this Agreement), accompanied by a certified copy of the executed Non-Lead Servicing Agreement and (ii) notice of any subsequent change in the identity of the Non-Lead Master Servicer or the party designated to exercise the rights of the “Non-Controlling Noteholder” under this Agreement (together with the relevant contact information);

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(iv)        any matter affecting the servicing and administration of the Mortgage Loan that requires delivery of a Rating Agency Confirmation pursuant to the Servicing Agreement shall also require delivery of a Rating Agency Confirmation under the Non-Lead Servicing Agreement; and

(v)         the Non-Lead Master Servicer, the Non-Lead Special Servicer, the Non-Lead Trustee and the Non-Lead Securitization Trust shall be third party beneficiaries of the foregoing provisions.

(i)  The Servicing Agreement shall provide that compensating interest payments as defined therein with respect to Note A-1, Note A-2 and Note A-3 will be allocated by the Master Servicer between Note A-1, Note A-2 and Note A-3, pro rata, in accordance with their respective principal amounts. The Master Servicer shall remit any compensating interest payment in respect of a Non-Lead Securitization Note to the related Non-Lead Securitization Note Holder.

Section 3.     Subordination of Junior Note; Payments Prior to a Sequential Pay Event. The Junior Note and the right of the Junior Noteholder to receive payments of interest, principal and other amounts with respect to such Junior Note shall at all times be junior, subject and subordinate to the Senior Note and the right of the Senior Noteholder to receive payments of interest, principal and other amounts with respect to the Senior Note as set forth herein. If no Sequential Pay Event, as determined by the applicable Servicer, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of Monthly Payments, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance and Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents (to the extent, in accordance with the terms of the Mortgage Loan Documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under the Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer, Securitization Trust Advisor, Certificate Administrator or Trustee with respect to the Mortgage Loan pursuant to the Servicing Agreement, shall be applied by the Senior Noteholder (or its designee) and distributed by the Servicer for payment in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)         first, to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder in an amount equal to the accrued and unpaid interest on the Note A-1 Principal Balance, on the Note A-2 Principal Balance, on the Note A-3-1 Principal Balance and on the Note A-3-2 Principal Balance, in each case at the Net Senior Note Rate;

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(b)          second, to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder on a Pro Rata and Pari Passu Basis in an amount equal to the Senior Principal Portion of principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan, until their Principal Balances have been reduced to zero;

(c)          third, up to the amount of any unreimbursed costs and expenses paid by the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and/or the Note A-3-2 Holder, including any Recovered Costs not previously reimbursed such Senior Noteholder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)          fourth, to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder on a Pro Rata and Pari Passu Basis in an amount equal to the Senior Note Percentage Interest of any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(e)          fifth, if, as a result of a Workout the Principal Balance of the Senior Note has been reduced, to the Senior Noteholder in an amount up to the reduction of the Senior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Senior Note Rate;

(f)          sixth, to the Junior Noteholder in an amount equal to the accrued and unpaid interest on the Junior Note Principal Balance at the Net Junior Note Rate;

(g)          seventh, to the Junior Noteholder in an amount equal to the Junior Principal Portion of principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan, until the Junior Note Principal Balance has been reduced to zero;

(h)          eighth, to the Junior Noteholder in an amount equal to the Junior Note Percentage Interest of any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(i)          ninth, to the extent the Junior Noteholder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Junior Noteholder for all such cure payments;

(j)          tenth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a Workout the Principal Balance of the Junior Note has been reduced, such excess amount shall be paid to the Junior Noteholder in an amount up to the reduction, if any, of the Junior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Junior Note Rate;

(k)          eleventh, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any

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Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case provided that such reimbursements or payments relate to the Mortgage Loan), any such assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder, the Note A-3-2 Holder and the Junior Noteholder, pro rata, based on their respective Percentage Interests;

(l)          twelfth, to the Senior Noteholder in an amount equal to the Senior Note Percentage Interest of any Accrued Interest to the extent paid by the Mortgage Loan Borrower;

(m)        thirteenth, to the Junior Noteholder in an amount equal to the Junior Note Percentage Interest of any Accrued Interest to the extent paid by the Mortgage Loan Borrower; and

(n)         lastly, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a) through (m), any remaining amount shall be paid to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder, the Note A-3-2 Holder and the Junior Noteholder, pro rata, based on their respective initial Percentage Interests.

Section 4.     Payments Following a Sequential Pay Event. Payments of interest and principal shall be made to the Noteholders in accordance with Section 3 of this Agreement; provided, if a Sequential Pay Event, as determined by the applicable Servicer and as set forth in the Servicing Agreement, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof (including without limitation amounts received by the Master Servicer or Special Servicer pursuant to the Servicing Agreement as reimbursements on account of recoveries in respect of Advances), whether received in the form of Monthly Payments, any proceeds from the sale or distribution of any REO Property, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance and Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents deemed appropriate by the Servicer in accordance with the Servicing Standard to continue to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer, Securitization Trust Advisor, Certificate Administrator or Trustee with respect to this Mortgage Loan pursuant to the Servicing Agreement with respect to the Mortgage Loan, shall be distributed by the Servicer in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)         first, to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder in an amount equal to the accrued and unpaid interest on the

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Note A-1 Principal Balance, on the Note A-2 Principal Balance, on the Note A-3-1 Principal Balance and on the Note A-3-2 Principal Balance, in each case at the Net Senior Note Rate;

(b)        second, to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder on a Pro Rata and Pari Passu Basis in an amount equal to the Senior Note Principal Balance, until the Senior Note Principal has been reduced to zero;

(c)         third, up to the amount of any unreimbursed costs and expenses paid by the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and/or the Note A-3-2 Holder, including any Recovered Costs not previously reimbursed to such Noteholder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)         fourth, to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder on a Pro Rata and Pari Passu Basis in an amount equal to the Senior Note Percentage Interest of any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(e)         fifth, if, as a result of a Workout the Principal Balance of the Senior Note has been reduced, to the Senior Noteholder in an amount up to the reduction of the Senior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Senior Note Rate;

(f)          sixth, to the Junior Noteholder in an amount equal to the accrued and unpaid interest on the Junior Note Principal Balance at the Net Junior Note Rate;

(g)         seventh, to the Junior Noteholder in an amount equal to the Junior Note Principal Balance, until the Junior Note Principal Balance has been reduced to zero;

(h)         eighth, to the Junior Noteholder in an amount equal to the Junior Note Percentage Interest of any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(i)          ninth, to the extent the Junior Noteholder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Junior Noteholder for all such cure payments;

(j)          tenth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a Workout the Principal Balance of the Junior Note has been reduced, such excess amount shall be paid to the Junior Noteholder in an amount up to the reduction, if any, of the Junior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Junior Note Rate;

(k)          eleventh, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case

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provided that such reimbursements or payments relate to the Mortgage Loan), any such assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder, the Note A-3-2 Holder and the Junior Noteholder, pro rata, based on their respective Percentage Interests;

(l)          twelfth, to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder on a Pro Rata and Pari Passu Basis in an amount equal to the Senior Note Percentage Interest of any Accrued Interest to the extent paid by the Mortgage Loan Borrower;

(m)        thirteenth, to the Junior Noteholder in an amount equal to the Junior Note Percentage Interest of any Accrued Interest to the extent paid by the Mortgage Loan Borrower; and

(n)         lastly, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(m), any remaining amount shall be paid to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder, the Note A-3-2 Holder and the Junior Noteholder, pro rata, based on their respective initial Percentage Interests.

Section 5.     Administration of the Mortgage Loan.

(a)         Subject to this Agreement (including, without limitation, Section 5(f) below) and the Servicing Agreement, the Lead Securitization Noteholder (or the Servicer acting on behalf of the Lead Securitization Noteholder) shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Mortgage Loan Borrower or any other party to the Mortgage Loan Documents, call or waive any Event of Default, accelerate the Mortgage Loan or institute any foreclosure action or other remedy and, except as provided in Section 5(f), the other Noteholders shall not have any voting, consent or other rights whatsoever with respect to the Lead Securitization Noteholder’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan. Subject to this Agreement and the Servicing Agreement (including, without limitation, Section 5(f) below), each of the other Noteholders agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Lead Securitization Noteholder (or the Servicer acting on behalf of the Lead Securitization Noteholder) the rights, if any, that the Lead Securitization Noteholder and the other Noteholders have to, (i) call or cause the Lead Securitization Noteholder to call an Event of Default under the Mortgage Loan, or (ii) exercise any remedies with respect to the Mortgage Loan or the Mortgage Loan Borrower, including, without limitation, filing or causing the Lead Securitization Noteholder to file any bankruptcy petition against the Mortgage Loan Borrower. The Lead Securitization Noteholder (or the Servicer acting on behalf of the Lead Securitization Noteholder) shall not have any fiduciary duty to the other Noteholders in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve the Lead Securitization Noteholder from the obligation to make any disbursement of funds as set forth herein).

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Each of the Note A-1 Holder, Note A-2 Holder and each Note A-3 Holder hereby acknowledges the right and obligation of the Lead Securitization Note Holder (or the Special Servicer acting on behalf of the Lead Securitization Note Holder), upon the Mortgage Loan becoming a Defaulted Mortgage Loan and the determination by the Special Servicer to sell the Lead Securitization Note in accordance with the Servicing Agreement, to sell the Non-Controlling Notes together as notes evidencing one whole loan in accordance with the terms of the Servicing Agreement. In connection with any such sale, the Special Servicer shall be required to sell such Notes together as notes evidencing one whole loan and shall require that all offers be submitted to the Certificate Administrator or Special Servicer, as applicable, in accordance with the terms of the Servicing Agreement in writing. The Trustee (based upon updated Appraisals ordered by the Special Servicer and received by the Trustee (or ordered by the Trustee if the Special Servicer or any of its Affiliates is an Interested Person)) shall determine whether any cash offer constitutes a fair price for the Senior Note (in the manner set forth in the Servicing Agreement) if the highest offeror is an Interested Person, and any such determination by the Trustee shall be binding upon all parties. Notwithstanding the foregoing, the Lead Securitization Note Holder (or the Special Servicer acting on behalf of the Lead Securitization Note Holder) shall not be permitted to sell the Senior Note without the written consent of each Non-Controlling Note Holder (provided that such consent is not required if the related Non-Controlling Note is held by the Mortgage Loan Borrower or an Affiliate of the Mortgage Loan Borrower) unless the Special Servicer has delivered to each Non-Controlling Note Holder: (a) at least 15 Business Days prior written notice of any decision to attempt to sell the Mortgage Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale date, a copy of the most recent Appraisal for the Mortgage Loan, and any documents in the Servicing File reasonably requested by a Non-Controlling Note Holder that are material to the price of the Mortgage Loan and (d) until the sale is completed and a reasonable period of time (but no less time than is afforded to other offerors and the Subordinate Class Representative (as such term is defined in the Servicing Agreement)) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, however, that any Non-Controlling Note Holder may waive any delivery or timing requirements set forth in this sentence only for itself. Subject to the foregoing, each of the Non-Controlling Note Holders and the Non-Controlling Class Representatives shall be permitted to submit an offer at any sale of the Mortgage Loan unless such Person is the Mortgage Loan Borrower or an agent or Affiliate of the Mortgage Loan Borrower.

Each Non-Lead Securitization Note Holder hereby appoints the Lead Securitization Note Holder as its agent, and grants to the Lead Securitization Note Holder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of soliciting and accepting offers for and consummating the sale of the Non-Lead Securitization Notes. Each Non-Lead Securitization Note Holder further agrees that, upon the request of the Lead Securitization Note Holder, such Non-Lead Securitization Note Holder shall execute and deliver to or at the direction of Lead Securitization Note Holder such powers of attorney or other instruments as the Lead Securitization Note Holder may reasonably request to better assure and evidence the foregoing appointment and grant, in each case promptly following request, and shall deliver the related original Non-Lead Securitization Note, endorsed in blank,

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to or at the direction of the Lead Securitization Note Holder in connection with the consummation of any such sale.

The authority of the Lead Securitization Note Holder to sell the Non-Lead Securitization Notes, and the obligations of the Non-Lead Securitization Note Holders to execute and deliver instruments or deliver the Non-Lead Securitization Notes upon request of the Lead Securitization Note Holder, shall terminate and cease to be of any further force or effect upon the date, if any, upon which the Lead Securitization Note is repurchased by the Initial Note A-1 Holder from the trust fund established under the Servicing Agreement in connection with a material breach of representation or warranty made by the Initial Note A-1 Holder with respect to the Lead Securitization Note or material document defect with respect to the documents delivered by the Initial Note A-1 Holder with respect to Lead Securitization Note upon the consummation of the Lead Securitization. The preceding sentence shall not be construed to grant to any Non-Lead Securitization Note Holder the benefit of any representation or warranty made by the Initial Note A-1 Holder or any document delivery obligation imposed on the Initial Note A-1 Holder under any mortgage loan purchase and sale agreement, instrument of transfer or other document or instrument that may be executed or delivered by the Initial Note A-1 Holder in connection with the Lead Securitization

(b)          The administration of the Mortgage Loan shall be governed by this Agreement and the Servicing Agreement. The Noteholders agree to be bound by the terms of the Servicing Agreement. The Lead Securitization Noteholder (or the Servicer on its behalf) shall service the Mortgage Loan in accordance with the terms of this Agreement, including without limitation the rights of the Junior Noteholder set forth in Section 5(f) below. Servicing of the Mortgage Loan shall generally be carried out by the Master Servicer and, if the Mortgage Loan is a Specially Serviced Mortgage Loan, by the Special Servicer, in each case pursuant to the Servicing Agreement and this Agreement. Notwithstanding anything to the contrary contained herein, in accordance with the Servicing Agreement, the Lead Securitization Noteholder shall cause the Master Servicer and the Special Servicer to service and administer the Mortgage Loan in accordance with the Servicing Standard, taking into account the interests of the Lead Securitization Noteholder, the Non-Lead Securitization Noteholders and the Junior Noteholder as a collective whole (it being understood that the interest of the Junior Noteholder is a junior Note interest, subject to the terms and conditions of this Agreement), and any Non-Lead Securitization Noteholder or Junior Noteholder who is not the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party shall be deemed a third party beneficiary of such provisions of the Servicing Agreement. The foregoing provisions of this Section 5(b) shall not limit or modify the rights of the Controlling Noteholder and/or the Operating Advisor to exercise their respective rights specifically set forth under this Agreement.

(c)          Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and this Agreement (including, without limitation, Section 6) if the Servicer (on behalf of the Noteholders) in connection with a Workout of the Mortgage Loan modifies the terms thereof such that (i) the unpaid principal balance of the Mortgage Loan is decreased, (ii) the Interest Rate or scheduled amortization payments on such Mortgage Loan are reduced, (iii) payments of interest or principal on such Mortgage Loan are waived, reduced or deferred, or (iv) any other adjustment (other than an increase in the Interest Rate or increase in scheduled amortization payments) is made to any of the terms of the

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Mortgage Loan, all payments to the Note A-1 Holder, the Note A-2 Holder and each Note A-3 Holder pursuant to Section 3 and Section 4, as applicable, shall be made as though such Workout did not occur, with the payment terms of Note A-1, Note A-2 and each Note A-3 remaining the same as they are on the date hereof, the Junior Note shall bear the full economic effect of all waivers, reductions or deferrals of amounts due on the Mortgage Loan attributable to such Workout (up to the amount otherwise due on the Junior Note). Subject to the Servicing Agreement and this Agreement (including without limitation Sections 5(f) and 6), in the case of any modification or amendment described above, the Servicer (on behalf of the Noteholders) shall have the sole authority and ability to revise the payment provisions set forth in Section 3 and Section 4 above in a manner that reflects the subordination of the Junior Note to Note A-1, Note A-2 and Note A-3 with respect to the loss that is the result of such amendment or modification, including: (i) the ability to increase the Note A-1 Percentage Interest, the Note A-2 Percentage Interest, the Note A-3-1 Percentage Interest and the Note A-3-2 Percentage Interest and to reduce the Junior Note Percentage Interest in a manner that reflects a loss in principal as a result of such amendment or modification and (ii) the ability to change the Senior Note Rate and the Junior Note Rate, as applicable, in order to reflect a reduction in the Interest Rate of the Mortgage Loan but shall not be permitted to change the order of the clauses set forth in Sections 3 and 4 hereof. Notwithstanding the foregoing, if any Workout, modification or amendment of the Mortgage Loan extends the original maturity date of the Mortgage Loan, for purposes of this paragraph, the Balloon Payment will be deemed not to be due on the original maturity date of the Mortgage Loan but will be deemed due on the extended maturity date of the Mortgage Loan.

(d)         All rights and obligations of the Senior Noteholder described hereunder may be exercised by the Servicer on behalf of the Senior Noteholder in accordance with the Servicing Agreement and this Agreement.

(e)         For so long as any of Note A-1, Note A-2 or either Note A-3 is included as an asset of a REMIC, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Senior Note and the Junior Note shall each qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Sections 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Senior Noteholder pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interests of the Noteholders therein shall at all times qualify as “foreclosure property” within the meaning of Sections 860G(a)(8) of the Code and (iii) the Lead Securitization Noteholder may not modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Mortgage Loan Borrower, or exercise or refrain from exercising any powers or rights which the Lead Securitization Noteholder may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G 2(b) of the regulations of the United States Department of the Treasury, more than three (3) months after the earliest startup day of any REMIC which includes Note A-1, Note A-2 or either Note A-3 (or any portion thereof). The Noteholders agree that the provisions of this Section 5(e) shall be effected by compliance by the Lead Securitization Noteholder or its assignees with this Agreement or the Servicing Agreement or any other agreement which governs the administration of the Mortgage Loan or the Lead Securitization Noteholder’s interests therein. All costs and expenses of compliance with this Section 5(e), to the extent that

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such costs and expenses relate to administration of a REMIC or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, shall be borne solely by the Note A-1 Holder, the Note A-2 Holder and the applicable Note A-3 Holder on a Pro Rata and Pari Passu Basis.

Anything herein or in the Servicing Agreement to the contrary notwithstanding, in the event that any of Note A-1, Note A-2 or either Note A-3 is included in a REMIC, neither the Junior Noteholder nor any Noteholder whose Note is not included in such REMIC shall be required to reimburse the Noteholder whose Note is included in such REMIC or any other Person for payment of (i) any taxes imposed on such REMIC, (ii) any costs or expenses relating to the administration of such REMIC or to any determination respecting the amount, payment or avoidance of any tax under such REMIC or (iii) any advances for any of the foregoing or any interest thereon or for deficits in other items of disbursement or income resulting from the use of funds for payment of any such taxes, costs or expenses or advances, nor shall any disbursement or payment otherwise distributable to the other Noteholder be reduced to offset or make-up any such payment or deficit.

(f)          Except as hereinafter provided, if any consent, modification, amendment or waiver under or other action in respect of the Mortgage Loan or the Mortgage Loan Documents (whether or not a Servicing Transfer Event has occurred and is continuing) that would constitute a Major Decision has been requested or proposed, at least ten (10) Business Days prior to taking action with respect to such Major Decision (or making a determination not to take action with respect to such Major Decision), the Lead Securitization (or the Servicer acting on its behalf) must receive the written consent of the Controlling Noteholder (or its Operating Advisor) before implementing a decision with respect to such Major Decision. For the avoidance of doubt, except as hereinafter provided, the Senior Noteholder shall obtain the written consent of the Controlling Noteholder for all Major Decisions.

If the Lead Securitization Noteholder (or the Servicer acting on its behalf) has not received a response from the Controlling Noteholder (or its Operating Advisor) with respect to such Major Decision within five (5) Business Days after delivery of the notice of a Major Decision, the Lead Securitization (or the Servicer acting on its behalf) shall deliver an additional copy of the notice of a Major Decision in all caps bold 14-point font: “This is a Second Notice. Failure to respond within five (5) Business Days of this Second Notice will result in a loss of your right to consent with respect to this decision.” and if the Controlling Noteholder (or its Operating Advisor) fails to respond to the Lead Securitization (or the Servicer acting on its behalf) with respect to any such proposed action within five (5) Business Days after receipt of such second notice, the Controlling Noteholder (or its Operating Advisor), as applicable, shall have no further consent rights with respect to such action.

Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to any Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Lead Securitization Noteholder (or the Servicer acting on its behalf) may take actions with respect to such Mortgaged Property before obtaining the consent of the Controlling Noteholder (or its Operating Advisor) if the Lead Securitization Noteholder (or the Servicer acting on its behalf) reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent

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would materially and adversely affect the interest of the Noteholders, and the Lead Securitization Noteholder (or the Servicer acting on its behalf) has made a reasonable effort to contact the Controlling Noteholder (or its Operating Advisor). The foregoing shall not relieve the Lead Securitization Noteholder (or the Servicer acting on its behalf) of its duties to comply with the Servicing Standard.

Notwithstanding the foregoing, the Lead Securitization Noteholder (or the Servicer acting on its behalf) shall not follow any advice or consultation provided by the Controlling Noteholder (or its Operating Advisor) that would require or cause the Lead Securitization Noteholder (or the Servicer acting on its behalf) to violate any applicable law, including the REMIC Provisions, be inconsistent with the Servicing Standard, require or cause the Lead Securitization Noteholder (or the Servicer acting on its behalf) to violate provisions of this Agreement or the Servicing Agreement, require or cause the Lead Securitization Noteholder (or the Servicer acting on its behalf) to violate the terms of the Mortgage Loan, or materially expand the scope of any Lead Securitization Noteholder’s (or the Servicer’s) responsibilities under this Agreement.

(g)          During the continuation of a Control Appraisal Period, the Lead Securitization Note Holder (or its Controlling Class Representative) shall have, with respect to the Mortgage Loan, all of the same rights and powers of the Controlling Class Representative under the Servicing Agreement with respect to the other mortgage loans included in the Lead Securitization, including without limitation, the right to consent and/or consult regarding Major Decisions and other servicing matters, the right to advise (1) the Special Servicer with respect to all Specially Serviced Loans and (2) the Special Servicer with respect to non-Specially Serviced Loans as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and the right to direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loan as the Controlling Class Representative may deem advisable or as to which provision is otherwise made therein, in each case subject to the terms and conditions of the Servicing Agreement.

Notwithstanding the foregoing, the Lead Securitization Note Holder (or the Servicer acting on its behalf) shall be required to provide copies of any notice, information and report that it is required to provide to the Controlling Class Representative pursuant to the Servicing Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan, to each Non-Controlling Noteholder (or its controlling class representative), within the same time frame it is required to provide to the Controlling Class Representative (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Representative under the Servicing Agreement due to the occurrence of a Control Termination Event (as defined in the Servicing Agreement) or a Consultation Termination Event (as defined in the Servicing Agreement)).

The Lead Securitization Note Holder (or the Special Servicer on its behalf) shall be required to consult with each Non-Controlling Noteholder (or its controlling class representative) on a strictly non-binding basis, to the extent having received such notices, information and reports, such Non-Controlling Noteholder (or its controlling class representative) requests consultation with respect to any such Major Decisions or the

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implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan, and consider alternative actions recommended by such Non-Controlling Noteholder (or its controlling class representative); provided that after the expiration of a period of ten (10) Business Days from the delivery to the Non-Controlling Noteholders (or their respective controlling class representatives) by the Lead Securitization Note Holder of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Controlling Class Representative, the Lead Securitization Note Holder (or the Servicer acting on its behalf) shall no longer be obligated to consult with the Non-Controlling Noteholders (or their respective controlling class representatives), whether or not the Non-Controlling Noteholders (or their respective controlling class representatives) have responded within such ten (10) Business Day period (unless, the Lead Securitization Note Holder (or the Servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

Notwithstanding the consultation rights of the Non-Controlling Noteholders (or their respective controlling class representatives) set forth in the immediately preceding sentence, the Lead Securitization Note Holder (or Servicer acting on its behalf) may make any Major Decision or take any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Lead Securitization Note Holder (or Servicer acting on its behalf) determines that immediate action with respect thereto is necessary to protect the interests of the Noteholders. In no event shall the Lead Securitization Note Holder (or Servicer acting on its behalf) be obligated at any time to follow or take any alternative actions recommended by a Non-Controlling Noteholders (or its controlling class representative).

In addition to the consultation rights of the Non-Controlling Noteholders (or their respective controlling class representatives) provided in the immediately preceding paragraph, the Non-Controlling Noteholders shall have the right to attend annual meetings (either telephonically or in person, in the discretion of the Servicer) with the Lead Securitization Note Holder (or the Servicer acting on its behalf) at the offices of the Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Servicer, as applicable, in which servicing issues related to the Mortgage Loan are discussed.

(h)          The Controlling Noteholder shall be entitled to avoid its applicable Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of the following (which must be completed within thirty (30) days of the receipt of a third party Appraisal that indicates such Control Appraisal Period has occurred): (i) such Controlling Noteholder shall have delivered as a supplement to the appraised value of the Mortgaged Property, in the amount specified in clause (ii) below, to the Servicer, together with documentation acceptable to the Servicer in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of the Lead Securitization Noteholder in such collateral (a) cash collateral for the benefit of, and acceptable to, the Servicer or (b) an unconditional and irrevocable standby letter of credit with the Lead Securitization Noteholder as the beneficiary, in form reasonably acceptable to the Servicer, issued by a bank or other financial institutions the long term unsecured debt obligations of which are at all times rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s (either (a) or (b), the “Threshold

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Event Collateral”), and (ii) the Threshold Event Collateral shall be in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the Servicing Agreement, would cause the applicable Control Appraisal Period not to occur. If the requirements of this paragraph are satisfied by the Controlling Noteholder (a “Threshold Event Cure”), no Control Appraisal Period caused by application of an Appraisal Reduction Amount shall be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, the applicable Controlling Noteholder shall be required to renew such letter of credit not later than thirty (30) days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Threshold Event Collateral with an expiration date that is greater than forty-five (45) days from the date of substitution; provided, however, that, if a letter of credit is not renewed prior to thirty (30) days prior to the expiration date of such letter of credit, the letter of credit shall provide that the Servicer may (and at the direction of the applicable Controlling Noteholder, shall) draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. If a letter of credit is furnished as Threshold Event Collateral, the applicable Controlling Noteholder shall be required to replace such letter of credit with other Threshold Event Collateral within 30 days if the credit ratings of the issuing entity are downgraded below the required ratings; provided, however, that, if such Threshold Collateral is not so replaced, the Servicer shall draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure shall continue until (i) the appraised value of the Mortgaged Property plus the value of the Threshold Event Collateral would not be sufficient to prevent a Control Appraisal Period from occurring; or (ii) the occurrence of a Final Recovery Determination. If the appraised value of the Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Control Appraisal Period without taking into consideration any, or some portion of, Threshold Event Collateral previously delivered by the Controlling Noteholder, any or such portion of Threshold Event Collateral held by the Servicer shall promptly be returned to such Controlling Noteholder (at its sole expense). Upon a Final Recovery Determination with respect to the Mortgage Loan, such Threshold Event Collateral shall be available to reimburse each Noteholder for any realized loss pursuant to Section 3 or 4, as applicable, with respect to the Mortgage Loan after application of the net proceeds of liquidation, not in excess of the Senior Note Principal Balance and the Junior Note Principal Balance, as the case may be, plus accrued and unpaid interest thereon at the applicable interest rate and all other Additional Servicing Expenses reimbursable under this Agreement and under the Servicing Agreement. Any Threshold Event Collateral shall be treated as an “outside reserve fund” for purposes of the REMIC Provisions and such property (and the right to reimbursement of any amounts with respect thereto from a REMIC) shall be beneficially owned by the posting Noteholder who shall be taxed on all income with respect thereto. The entire amount of Threshold Event Collateral, without a haircut or other reduction, shall be considered in determining the sufficiency of such Threshold Event Collateral to avoid a Control Appraisal Period.

(i)          The Servicer or the Special Servicer shall obtain Appraisals that meet the requirements of, and at the times required pursuant to, the terms of the Securitization Servicing Agreement.

Section 6.     Appointment of Operating Advisor.

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(a)         The Controlling Noteholder shall have the right at any time to appoint an operating advisor to exercise its rights hereunder (the “Operating Advisor”). The Controlling Noteholder shall have the right in its sole discretion at any time and from time to time to remove and replace the Operating Advisor. When exercising its various rights under Section 5 and elsewhere in this Agreement, the Controlling Noteholder may, at its option, in each case, act through the Operating Advisor. The Operating Advisor may be any Person (other than the Mortgage Loan Borrower, its principal or any Mortgage Loan Borrower Related Party), including, without limitation, the Controlling Noteholder, any officer or employee of the Controlling Noteholder, any Affiliate of the Controlling Noteholder or any other unrelated third party. No such Operating Advisor shall owe any fiduciary duty or other duty to any other Person (other than the Controlling Noteholder). All actions that are permitted to be taken by the Controlling Noteholder under this Agreement may be taken by the Operating Advisor acting on behalf of the Controlling Noteholder and the Lead Securitization Noteholder will accept such actions of the Operating Advisor as actions of the Controlling Noteholder. The Lead Securitization Noteholder (or any Servicer on its behalf) shall not be required to recognize any Person as an Operating Advisor until the Controlling Noteholder has notified the Lead Securitization Noteholder (and any Servicer) of such appointment and, if the Operating Advisor is not the same Person as the Controlling Noteholder, the Operating Advisor provides the Lead Securitization Noteholder (and any Servicer) with written confirmation of its acceptance of such appointment, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers). The Lead Securitization Noteholder shall promptly deliver such information to any Servicer.

(b)         Neither the Operating Advisor nor the Controlling Noteholder shall have any liability to the other Noteholders or any other Person for any action taken, or for refraining from the taking of any action or in the giving of any consent or the failure to give any consent pursuant to this Agreement or the Servicing Agreement, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. The Senior Noteholder and the Junior Noteholder agree that the Operating Advisor and any Controlling Noteholder (whether acting in place of the Operating Advisor when no Operating Advisor shall have been appointed hereunder or otherwise exercising any right, power or privilege granted to such Controlling Noteholder hereunder) may take or refrain from taking actions that favor the interests of one Noteholder over other Noteholders, and that the Operating Advisor may have special relationships and interests that conflict with the interests of a Noteholder and, absent willful misfeasance, bad faith or gross negligence on the part of the Operating Advisor or such Controlling Noteholder, as the case may be, agree to take no action against the Operating Advisor, such Controlling Noteholder or any of their respective officers, directors, employees, principals or agents as a result of such special relationships or interests, and that neither the Operating Advisor nor such Controlling Noteholder will be deemed to have been negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting solely in the interests of the Senior Noteholder or the Junior Noteholder, as applicable.

(c)         If the Lead Securitization Noteholder is the Controlling Noteholder, the Junior Noteholder acknowledges and agrees (i) all of the aforementioned rights and obligations

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of the Controlling Noteholder and the Operating Advisor set forth in Section 5(f) and 5(g) and this Section 6 shall be exercisable by the Lead Securitization Noteholder (or the applicable Person specified in the Servicing Agreement) to the extent set forth in the Servicing Agreement and (ii) the Controlling Class Representative may exercise all rights with respect to the Mortgage Loan and any decisions or consents or other powers with respect thereto as are set forth in the Servicing Agreement.

Section 7.     Special Servicer. The Controlling Noteholder (or its Operating Advisor), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated Special Servicer), shall have the right to appoint the Special Servicer with respect to the Mortgage Loan. The Controlling Noteholder (or its Operating Advisor) shall be entitled to terminate the rights and obligations of the Special Servicer under the Servicing Agreement, with or without cause, upon at least ten (10) Business Days’ prior notice to the Special Servicer (provided, however, that the Controlling Noteholder, the Operating Advisor and/or the Junior Noteholder shall not be liable for any termination or similar fee in connection with the removal of the Special Servicer in accordance with this Section 7); such termination not be effective unless and until: (A) each Rating Agency delivers Rating Agency Confirmation (to the extent the Mortgage Loan has been securitized); (B) the initial or successor Special Servicer has assumed in writing (from and after the date such successor Special Servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of the Special Servicer under the Servicing Agreement from and after the date it becomes the Special Servicer as they relate to such Mortgage Loan pursuant to an assumption agreement reasonably satisfactory to the Trustee; and (C) the Trustee shall have received an opinion of counsel reasonably satisfactory to the Trustee to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with the Servicing Agreement, (y) such replacement will be bound by the terms of the Servicing Agreement with respect to such Mortgage Loan and (z) subject to customary qualifications and exceptions, the applicable servicing agreement will be enforceable against such replacement in accordance with its terms. The Lead Securitization Noteholder (or the Servicer on its behalf) shall promptly provide copies to any terminated Special Servicer of the documents referred to in the preceding sentence. Prior to the Securitization, if the Mortgage Loan becomes a Specially Serviced Mortgage Loan, and if not later than thirty (30) days after the Mortgage Loan becomes a Specially Serviced Mortgage Loan the Controlling Noteholder (or its Operating Advisor) elects to replace the Special Servicer, then each Noteholder agrees that no liquidation fees or workout fees shall be payable to the Special Servicer being replaced, unless such Special Servicer shall have either successfully completed a workout or a liquidation, in which case such fees shall be payable as provided herein.

If a Servicer Termination Event on the part of the Special Servicer has occurred that affects a Non-Controlling Note Holder, such Non-Controlling Note Holder shall have the right to direct the Trustee (or at any time that the Mortgage Loan is no longer included in a Securitization Trust, the Controlling Note Holder) to terminate the Special Servicer under the Servicing Agreement (or at any time that the Mortgage Loan is no longer subject to the provisions of the Servicing Agreement, the successor servicing

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agreement pursuant to which the Mortgage Loan is being serviced) solely with respect to the Mortgage Loan pursuant to and in accordance with the terms of the Servicing Agreement (or at any time that the Mortgage Loan is no longer subject to the provisions of the Servicing Agreement, the successor servicing agreement pursuant to which the Mortgage Loan is being serviced). The Controlling Note Holder and the Non-Controlling Note Holders acknowledge and agree that any successor special servicer appointed to replace the Special Servicer with respect to the Mortgage Loan that was terminated for cause at a Non-Controlling Note Holder’s direction cannot at any time be the person (or an Affiliate thereof) that was so terminated without the prior written consent of such Non-Controlling Note Holder. The Non-Controlling Note Holder that directs the Trustee (or at any time that the Mortgage Loan is no longer included in a Securitization Trust, the Controlling Note Holder) the terminate the Special Servicer shall be solely responsible for reimbursing the Trustee’s or the Controlling Note Holder’s, as applicable, costs and expenses, if not paid within a reasonable time by the terminated special servicer and, in the case of the Trustee, that would otherwise be reimbursed to the Trustee from amounts on deposit in the Collection Account under the Servicing Agreement.

For the avoidance of doubt, in no event will the rights of the Non-Controlling Note Holders set forth in the immediately preceding paragraph in any way limit or diminish the rights of the Controlling Noteholder otherwise set forth in this Section 7.

Section 8.  Payment Procedure.

(a)          The Lead Securitization Noteholder (or the Servicer on its behalf), in accordance with the priorities set forth in Section 3 or 4, as applicable, and subject to the terms of the Servicing Agreement, shall deposit or cause to be deposited all payments allocable to the Notes to the Collection Account for the Notes established pursuant to the Servicing Agreement. The Lead Securitization Noteholder (or the Servicer acting on its behalf) shall deposit such amounts to the applicable account on the Business Day next following the date such payment was received by the Lead Securitization Noteholder (or the Servicer acting on its behalf) from or on behalf of the Mortgage Loan Borrower.

(b)          If the Lead Securitization Noteholder (or the Servicer on its behalf) determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of the Senior Note or the Junior Note must, pursuant to any insolvency bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mortgage Loan Borrower or paid to the Lead Securitization Noteholder, any other Noteholder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, the Lead Securitization Noteholder (or the Servicer on its behalf) shall not be required to distribute any portion thereof to such other Noteholder or the Lead Securitization Noteholder, as applicable, and such other Noteholder will promptly on demand by the Lead Securitization Noteholder (or the Servicer on its behalf) repay to the Lead Securitization Noteholder (or the Servicer on its behalf) any portion thereof that the Lead Securitization Noteholder (or the Servicer on its behalf) shall have theretofore distributed to such other Noteholder together with interest thereon at such rate, if any, as the Lead Securitization Noteholder (or the Servicer on its behalf) shall have been required to pay to any Mortgage Loan Borrower, the Lead Securitization Noteholder, the Master Servicer, the Special Servicer or such other Person with respect thereto.

(c)          If, for any reason, the Lead Securitization Noteholder (or the Servicer on its behalf) makes any payment to any other Noteholder before the Lead Securitization Noteholder (or the Servicer on its behalf) has received the corresponding payment (it being

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understood that the Lead Securitization Noteholder (or the Servicer on its behalf) is under no obligation to do so), and the Lead Securitization Noteholder (or the Servicer on its behalf) does not receive the corresponding payment within three (3) Business Days of its payment to such other Noteholder, such other Noteholder will, at the Lead Securitization Noteholder’s (or the Servicer’s on its behalf) request, promptly return that payment to the Lead Securitization Noteholder (or the Servicer on its behalf).

(d)          Each Noteholder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Lead Securitization Noteholder (or the Servicer on its behalf), who shall allocate such excess in accordance with this Agreement and the Servicing Agreement. The Lead Securitization Noteholder (or the Servicer on its behalf) shall have the right to offset any amounts due hereunder from any other Noteholder with respect to the Mortgage Loan against any future payments due to such other Noteholder under the Mortgage Loan, provided, that the Lead Securitization Noteholder’s and the other Noteholders’ obligations under this Section 8 are separate and distinct obligations from one another and in no event shall Lead Securitization Noteholder (or the Servicer on its behalf) enforce the obligations of the Lead Securitization Noteholder against the other Noteholders or the obligations of the other Noteholders against the Lead Securitization Noteholder. The Noteholders’ obligations under this Section 8 constitute absolute, unconditional and continuing obligations.

Section 9.     Limitation on Liability of the Noteholders. The Lead Securitization Noteholder (including any Servicer) shall have no liability to the other Noteholders with respect to their respective Notes except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of the Lead Securitization Noteholder. No other Noteholder shall have any liability to the Lead Securitization Noteholder with respect to its Note except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of such other Noteholder.

Each Noteholder acknowledges that, subject to the terms and conditions hereof and the obligation of the Lead Securitization Noteholder (including any Servicer) to comply with, and except as otherwise required by, the Servicing Standard, the Lead Securitization Noteholder (including any Servicer) may exercise, or omit to exercise, any rights that the Lead Securitization Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of the other Noteholders and that the Lead Securitization Noteholder (including any Servicer) shall have no liability whatsoever to the other Noteholders in connection with the Lead Securitization Noteholder’s exercise of rights or any omission by the Lead Securitization Noteholder to exercise such rights other than as described above; provided, however, that the Servicer must act in accordance with the Servicing Standard, and the Lead Securitization Noteholder shall not be protected against any liability to the other Noteholders that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence.

The Lead Securitization Note Holder and the Non-Lead Securitization Note Holders acknowledge that, subject to the terms and conditions hereof, the Junior Noteholder may exercise, or omit to exercise, any rights that the Junior Noteholder may have under this

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Agreement and the Servicing Agreement in a manner that may be adverse to the interests of the Lead Securitization Note Holder or the Non-Lead Securitization Note Holders and that the Junior Noteholder shall have no liability whatsoever to the Lead Securitization Note Holder or the Non-Lead Securitization Note Holders in connection with the exercise of rights or any omission by the Junior Noteholder to exercise such rights; provided, however, that the Junior Noteholder shall not be protected against any liability to the Lead Securitization Note Holder or the Non-Lead Securitization Note Holders that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence.

Section 10.       Bankruptcy. Subject to the provisions of Section 5(f) hereof, each of the Non-Lead Securitization Note Holders and the Junior Noteholder hereby covenants and agrees that only the Lead Securitization Noteholder (or the Servicer on its behalf) has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise or join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Mortgage Loan Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Mortgage Loan Borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Mortgage Loan Borrower. Subject to the provisions of Section 5(f) hereof, the each of the Non-Lead Securitization Noteholders and the Junior Noteholder further agrees that only the Lead Securitization Noteholder, as a creditor, can make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding. Each of the Non-Lead Securitization Noteholders and the Junior Noteholder hereby appoints the Lead Securitization Noteholder as its agent, and grants to the Lead Securitization Noteholder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of exercising any and all rights and taking any and all actions available to the each of the Non-Lead Securitization Noteholders and Junior Noteholder in connection with any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding, including, without limitation, the right to file and/or prosecute any claim, vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code with respect to the Mortgage Loan, and to file a motion to modify, lift or terminate the automatic stay with respect to the Mortgage Loan. Each of the Non-Lead Securitization Noteholders and the Junior Noteholder in its capacity as such, hereby agrees that, upon the request of the Lead Securitization Noteholder, such Non-Lead Securitization Noteholder or Junior Noteholder, as applicable, shall execute, acknowledge and deliver to the Lead Securitization Noteholder all and every such further deeds, conveyances and instruments as the Lead Securitization Noteholder may reasonably request for the better assuring and evidencing of the foregoing appointment and grant. All actions taken by the Servicer in connection with any Insolvency Proceeding are subject to and must be in accordance with the Servicing Standard.

Section 11.     Cure Rights of Controlling Noteholder.

(a)          Subject to Section 11(b) below, in the event that the Mortgage Loan Borrower fails to make any payment of principal or interest on the Mortgage Loan by the end of the applicable grace period for such payment permitted under the applicable Mortgage Loan Documents (a “Monetary Default”), the Lead Securitization Noteholder (or its Servicer) shall

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provide notice to the Junior Noteholder (while it is the Controlling Noteholder) and the Operating Advisor (while the Junior Noteholder is the Controlling Noteholder) (in each case, the “Monetary Default Notice”). If the Junior Noteholder (while it is the Controlling Noteholder) or the Operating Advisor (while the Junior Noteholder is the Controlling Noteholder) has not cured such Monetary Default within three (3) Business Days after receiving the Monetary Default Notice, the Lead Securitization Noteholder shall deliver an additional copy of the Monetary Default Notice that contains a statement in boldface font that this is a second notice and that the Junior Noteholder’s or its Operating Advisor’s failure to cure such Monetary Default within five (5) Business Days after receiving such second notice will result in the termination of the right to cure such Monetary Default. The Junior Noteholder (while it is the Controlling Noteholder) shall have the right, but not the obligation, to cure such Monetary Default after receiving the first Monetary Default Notice and until the period ending five (5) Business Days after receiving the second Monetary Default Notice (the “Cure Period”) and at no other times. At the time a payment is made to cure a Monetary Default as permitted hereunder, the Junior Noteholder shall pay or reimburse the Lead Securitization Noteholder for all unreimbursed Advances (whether or not recoverable with respect to the Lead Securitization Note and each Non-Lead Securitization Note, including principal and interest advances made with respect to such Non-Lead Securitization Note under the related Non-Lead Servicing Agreement), Advance Interest Amounts, any unpaid fees to any Servicer specifically provided for in the Securitization Servicing Agreement and any Additional Servicing Expenses. At any time (while the Junior Noteholder is the Controlling Noteholder) during which the Junior Noteholder believes that a Monetary Default has occurred, the Junior Noteholder shall have the right (i) to send a written notice to the Servicer requesting written confirmation as to whether a Monetary Default has occurred and is continuing and, if the Servicer provides any such written confirmation indicating that a Monetary Default has occurred and is continuing, the Junior Noteholder may proceed with exercising its cure rights as set forth herein, and (ii) pending its receipt of any written confirmation described in the foregoing clause (i), to tender a cure payment to the applicable Servicer in the amount it reasonably believes necessary to cure any such potential Monetary Default, which cure payment shall either be (A) in the event a Monetary Default has occurred, retained and applied to the cure of such Monetary Default in accordance with the terms hereof, or (B) in the event that no such Monetary Default has occurred, returned by the applicable Servicer to the Junior Noteholder. If the amount of a cure payment tendered by the Junior Noteholder is less than the amount necessary to effect a cure of a Monetary Default, such payment shall not effect a cure, but Junior Noteholder may effect a cure if it pays any deficiency within the Cure Period. If the amount of a cure payment tendered by the Junior Noteholder exceeds the amount necessary to effect a cure, the applicable Servicer shall return such excess to the Junior Noteholder. The Junior Noteholder (to the extent it is permitted to effect a cure hereunder) shall not be required, in order to effect a cure hereunder, to pay any Default Interest or late charges under the Loan Documents. So long as a Monetary Default exists for which a cure payment permitted hereunder is made, such Monetary Default shall not be treated as an Event of Default by the Lead Securitization Noteholder (including for purposes of (i) the definition of “Sequential Pay Event,” (ii) accelerating the Mortgage Loan, modifying, amending or waiving any provisions of the Mortgage Loan Documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Mortgaged Property; or (iii) treating the Mortgage Loan as a Specially Serviced Mortgage Loan); provided that such limitation shall not prevent the Lead Securitization

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Noteholder from collecting Default Interest or late charges from the Mortgage Loan Borrower. Any amounts advanced by the Junior Noteholder (to the extent permitted hereunder) on behalf of the Mortgage Loan Borrower to effect any cure shall be reimbursable to such Noteholder under Section 3 or Section 4, as applicable.

(b)          Notwithstanding anything to the contrary contained in Section 11(a), the Junior Noteholder shall be limited to a combined total of six (6) cures of Monetary Defaults, no more than three (3) of which may be consecutive, or Non-Monetary Defaults over the term of the Mortgage Loan. Additional Cure Periods shall only be permitted with the consent of the Lead Securitization Noteholder.

(c)          No action taken by the Junior Noteholder in accordance with this Agreement shall excuse performance by the Mortgage Loan Borrower of its obligations under the Mortgage Loan Documents and the Lead Securitization Noteholder’s and the Non-Lead Securitization Noteholders’ rights under the Mortgage Loan Documents shall not be waived or prejudiced by virtue of the Junior Noteholder’s actions under this Agreement. Subject to the terms of this Agreement, the Junior Noteholder shall be subrogated to the Lead Securitization Noteholder’s and the Non-Lead Securitization Noteholders’ rights to any payment owing to the Lead Securitization Noteholder and the Non-Lead Securitization Noteholders for which the Junior Noteholder makes a cure payment as permitted under this Section 11 but such subrogation rights may not be exercised against the Mortgage Loan Borrower until 91 days after the Note is paid in full.

(d)          If an Event of Default (other than a Monetary Default) occurs and is continuing under the Mortgage Loan Documents (a “Non-Monetary Default”), the Lead Securitization Noteholder shall promptly provide notice to the Controlling Noteholder and the Operating Advisor of such failure (the “Non-Monetary Default Notice”) and the Controlling Noteholder shall have the right, but not the obligation, to cure such Non-Monetary Default within the same period of time as the Mortgage Loan Borrower under the Mortgage Loan Documents, without regard for the date of receipt by the Controlling Noteholder of the Non-Monetary Default Notice, or in any event, up to 40 days, to cure such Non-Monetary Default; provided, however, if such Non-Monetary Default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being diligently pursued by the Controlling Noteholder, the Controlling Noteholder shall be given an additional period of time as is reasonably necessary to enable the Controlling Noteholder in the exercise of due diligence to cure such Non-Monetary Default for so long as (i) the Controlling Noteholder diligently and expeditiously proceeds to cure such Non-Monetary Default, (ii) the Controlling Noteholder makes all cure payments that it is permitted to make in accordance with the terms and provisions of Section 11(a) hereof, (iii) such additional period of time does not exceed sixty (60) days, (iv) such Non-Monetary Default is not caused by an Insolvency Proceeding or during such period of time that the Controlling Noteholder has to cure a Non-Monetary Default in accordance with this Section 11(d) (the “Non-Monetary Default Cure Period”), an Insolvency Proceeding does not occur and (v) during such Non-Monetary Default Cure Period, there is no material adverse effect on the Mortgage Loan Borrower or the Mortgaged Property or the value of the Mortgage Loan as a result of such Non-Monetary Default or the attempted cure. The Non-Monetary Default Notice shall contain a statement in boldface font that the Controlling Noteholder’s or the Operating Advisor’s failure to cure such Non-

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Monetary Default within the applicable Non-Monetary Default Cure Period after receiving such notice will result in the termination of the right to cure such Non-Monetary Default. The Controlling Noteholder shall not contact the Mortgage Loan Borrower in order to effect any cures under Sections 11(a) or this 11(d) unless it is in conjunction with the Special Servicer or the Controlling Noteholder has obtained the prior written consent of the Lead Securitization Noteholder.

Section 12.     Purchase of Senior Note By Junior Noteholder. The Junior Noteholder shall have the right, by written notice to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder (a “Noteholder Purchase Notice”), delivered at any time an Event of Default under the Mortgage Loan has occurred and is continuing, to purchase, in immediately available funds, Note A-1, Note A-2, Note A-3-1 and Note A-3-2 in whole but not in part at the applicable Defaulted Mortgage Loan Purchase Price. For the avoidance of doubt, if the Junior Noteholder elects to exercise its right to purchase a Note pursuant to this Section 12, it must purchase each of Note A-1, Note A-2, Note A-3-1 and Note A-3-2. Upon the delivery of the Noteholder Purchase Notice to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder, each such Noteholder shall sell (and the Junior Noteholder shall purchase) Note A-1, Note A-2, Note A-3-1 or Note A-3-2, as applicable (including, without limitation, any interests therein) at the applicable Defaulted Mortgage Loan Purchase Price, on a date (the “Defaulted Note Purchase Date”) not less than ten (10) and not more than thirty (30) days after the date of receipt of the Noteholder Purchase Notice, as shall be established by the Lead Securitization Noteholder. The Noteholder Purchase Notice shall contain a statement in boldface font that the Junior Noteholder’s failure to purchase Note A-1, Note A-2, Note A-3-1 and Note A-3-2 on a Defaulted Note Purchase Date will result in the termination of such right. The Junior Noteholder agrees that the sale of Note A-1, Note A-2, Note A-3-1 and Note A-3-2 shall comply with all requirements of the Servicing Agreement and that all costs and expenses related thereto shall be paid by the Junior Noteholder. The Defaulted Mortgage Loan Purchase Price shall be calculated by the Lead Securitization Noteholder (or the Servicer on its behalf) three (3) Business Days prior to the Defaulted Note Purchase Date (and such calculation shall be accompanied by a listing of all amounts included in the Defaulted Mortgage Loan Purchase Price), and shall, absent manifest error, be binding upon the Junior Noteholder. Concurrently with the payment to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder in immediately available funds of its respective portion of the applicable Defaulted Mortgage Loan Purchase Price, each of the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder will execute at the sole cost and expense of the Junior Noteholder in favor of the Junior Noteholder assignment documentation which will assign Note A-1, Note A-2, Note A-3-1 or Note A-3-2, as applicable, and the Mortgage Loan Documents without recourse, representations or warranties (except the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder or the Note A-3-2 Holder, as applicable, shall represent and warrant that it had good and marketable title to, was the sole owner and holder of, and had power and authority to deliver Note A-1, Note A-2, Note A-3-1 or Note A-3-2, as applicable, free and clear of all liens and encumbrances (other than the interest of the other Noteholders pursuant to this Agreement)). The right of the Junior Noteholder to purchase Note A-1, Note A-2, Note A-3-1 and Note A-3-2 shall automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property (and the Lead Securitization Noteholder shall give the Junior Noteholder ten (10) days notice of its intent with respect to such action).

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Notwithstanding the foregoing sentence, if title to the Mortgaged Property is transferred to the Servicer (or other nominee on behalf of the Noteholders) less than ten (10) days after the acceleration of the Mortgage Loan, the Lead Securitization Noteholder shall notify the Junior Noteholder of such transfer and the Junior Noteholder shall have a fifteen (15) day period from the date of such notice from the Lead Securitization Noteholder to deliver the Noteholder Purchase Notice to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder, in which case the Junior Noteholder will be obligated to purchase the Mortgaged Property, in immediately available funds, within such fifteen (15) day period at the applicable Defaulted Mortgage Loan Purchase Price.

Section 13.        Representations of Junior Noteholder. The Junior Noteholder represents, and it is specifically understood and agreed, that it is acquiring its Junior Note for its own account in the ordinary course of its business and the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder shall otherwise have no liability or responsibility to the Junior Noteholder except as expressly provided herein or for actions that are taken or omitted to be taken by the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder that constitute gross negligence or willful misconduct or that constitute a breach of this Agreement. The Junior Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene its charter or any law or contractual restriction binding upon the Junior Noteholder, and that this Agreement is the legal, valid and binding obligation of the Junior Noteholder enforceable against the Junior Noteholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. The Junior Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possesses of all licenses and authorizations necessary to carry on its business. The Junior Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by the Junior Noteholder, (b) to the Junior Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Junior Noteholder have been obtained or made and (c) to the Junior Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Junior Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

The Junior Noteholder acknowledges that the Note A-1 Holder, the Note A-2 Holder and each Note A-3 Holder do not owe the Junior Noteholder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, except as provided herein, need not consult with the Junior Noteholder with respect to any action taken by the Note A-1 Holder, the Note A-2 Holder and such Note A-3 Holder in connection with the Mortgage Loan.

The Junior Noteholder expressly and irrevocably waives for itself and any Person claiming through or under the Junior Noteholder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of

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any similar law which purports to give a junior loan Noteholder the right to initiate any loan enforcement or foreclosure proceedings.

Section 14.        Representations of the Senior Noteholder. The Senior Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene such Senior Noteholder’s charter or any law or contractual restriction binding upon such Senior Noteholder, and that this Agreement is the legal, valid and binding obligation of the Initial Senior Noteholder enforceable against the Initial Senior Noteholder in accordance with its terms. Each Senior Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possession of all licenses and authorizations necessary to carry on its business. Each Senior Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by the Initial Senior Noteholder, (b) to such Senior Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Initial Senior Noteholder has been obtained or made and (c) to such Senior Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against such Senior Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

Section 15.        Independent Analysis of the Junior Noteholder. The Junior Noteholder acknowledges that it has, independently and without reliance upon the Senior Noteholder, except with respect to the representations and warranties provided by the Senior Noteholder herein, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase the Junior Note and the Junior Noteholder accepts responsibility therefor. The Junior Noteholder hereby acknowledges that, other than the representations and warranties provided herein, the Senior Noteholder has made no representations or warranties with respect to the Mortgage Loan, subject to such representations and warranties as provided by the Senior Noteholder herein, and that the Senior Noteholder shall have no responsibility for (i) the collectibility of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to the Senior Noteholder in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Mortgage Loan Borrower. The Junior Noteholder assumes all risk of loss in connection with the Junior Note except as specifically set forth herein, and the Senior Noteholder assumes all risk of loss in connection with the Senior Note except as specifically set forth herein.

Section 16.        No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the relationship created hereby among any of the Noteholders as a partnership, association, joint venture or other entity. The Senior Noteholder shall have no obligation whatsoever to offer to the Junior Noteholder the opportunity to purchase a Note interest in any future loans originated by the Senior Noteholder or its Affiliates and if the Senior Noteholder chooses to offer to the Junior Noteholder the opportunity to purchase a Note interest in any future mortgage loans originated by the Senior Noteholder or its Affiliates, such offer shall be at

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such purchase price and interest rate as the Senior Noteholder chooses, in its sole and absolute discretion. The Junior Noteholder shall not have any obligation whatsoever to purchase from the Senior Noteholder a Note interest in any future loans originated by the Senior Noteholder or its Affiliates.

Section 17.        Not a Security. The Junior Note shall not be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

Section 18.        Other Business Activities of the Noteholders. The Junior Noteholder acknowledges that the Senior Noteholder or its Affiliates may make loans or otherwise extend credit to, and generally engage in any kind of business with, the Mortgage Loan Borrower or any direct or indirect parent or Affiliate thereof, any entity that is a holder of debt secured by direct or indirect ownership interests in the Mortgage Loan Borrower or any Affiliate thereof or any entity that is a holder of a preferred equity interest in the Mortgage Loan Borrower, any principal thereof or any Affiliate thereof (each, a “Mortgage Loan Borrower Related Party”), and receive payments on such other loans or extensions of credit to Mortgage Loan Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

Section 19.        Sale of the Junior Note and the Senior Note.

(a)     The Junior Noteholder agrees that it will not Transfer all or any portion of the Junior Note without the Note A-1 Holder’s, the Note A-2 Holder’s, the Note A-3-1 Holder’s and the Note A-3-2 Holder’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided, that (i) the Junior Noteholder shall have the right to Transfer its respective Note, or any portion thereof, to a Qualified Institutional Lender without obtaining the Note A-1 Holder’s, the Note A-2 Holder’s, the Note A-3-1 Holder’s and the Note A-3-2 Holder’s prior written consent, provided, that promptly after the Transfer, the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder are provided with (x) a representation from a transferee or the Junior Noteholder certifying that such transferee is a Qualified Institutional Lender, (y) a copy of the assignment and assumption agreement referred to in Section 20 and (z) such transfer would not cause the Junior Note to be held by more than five persons nor cause there to be no one person owning a majority of the Junior Note and (ii) if the Junior Noteholder wants to Transfer the Junior Note, or any portion thereof, to an entity that is not a Qualified Institutional Lender after a Securitization, no consent of the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder or the Note A-3-2 Holder shall be required, but the Junior Noteholder shall first obtain (and deliver to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder) Rating Agency Confirmation. If the Junior Note is held by more than one Junior Noteholder at any time, the holders of a majority of the Principal Balance of the Junior Note shall immediately appoint a representative to exercise all rights of the Junior Note hereunder. Notwithstanding the foregoing, without the Note A-1 Holder’s, the Note A-2 Holder’s, the Note A-3-1 Holder’s and the Note A-3-2 Holder’s prior consent, which may be withheld in the Note A-1 Holder’s, the Note A-2 Holder’s, the Note A-3-1 Holder’s and the Note A-3-2 Holder’s sole discretion, the Junior Noteholder shall not Transfer all or any portion of the Junior Note to the Mortgage Loan

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Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. The Junior Noteholder agrees it will pay the reasonable documented expenses of the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder or the Note A-3-2 Holder (including all expenses of the Master Servicer and the Special Servicer) in connection with any such Transfer by the Junior Noteholder. The Agent shall provide two (2) Business Days prior written notice to each Rating Agency of any Transfer.

(b)     Notwithstanding the foregoing, the Junior Noteholder shall have the right, without the need to obtain the consent of the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder or the Note A-3-2 Holder or any other Person, to Transfer 49% or less (in the aggregate) of its interest in the Junior Note to a Person that has no direct rights with respect to the Junior Note or to a Qualified Institutional Lender; provided that any such Transfer shall be made in accordance with the terms of this Section 19; provided, further that the Junior Noteholder shall not Transfer all or any portion of the Junior Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be void ab initio, absolutely null and void and shall vest no rights in the purported transferee. All Transfers under Section 19(a) and (b) shall be made upon written notice to the Senior Noteholder not later than the date of such Transfer, and each transferee shall (i) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the Junior Noteholder hereunder with respect to the Junior Note from and after the date of such assignment (or, in the case, of a pledge, collateral assignment or other encumbrance made in accordance with Section 19(e) by the Junior Noteholder of the Junior Note solely as security for a loan to the Junior Noteholder made by a third-party lender whereby the Junior Noteholder remains fully liable under this Agreement, on or before the date on which such lender succeeds to the rights of the Junior Noteholder by foreclosure or otherwise, such third-party lender executes an agreement that such lender shall be bound by the terms and provisions of this Agreement and the obligations of the Junior Noteholder hereunder) and (ii) agree in writing to be bound by the Servicing Agreement, unless the Servicing Agreement is not then in effect with respect to the Mortgage Loan, in which event the parties will enter into or agree to be bound by any replacement servicing agreement therefor in accordance with the provisions hereof. Upon the consummation of a Transfer of all or any portion of the Junior Note in accordance with this Agreement, the transferring Person shall be released from all liability arising under this Agreement with respect to the Junior Note (or the portion thereof that was the subject of such Transfer), for the period after the effective date of such Transfer (it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a participation interest in the Junior Note as described in clause (c) below). In connection with any such permitted transfer of a portion of the Junior Note and for all purposes of this Agreement, the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder need only recognize the majority holder of the Junior Note for purposes of notices, consents and other communications between the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder, the Note A-3-2 Holder and the Junior Noteholder, such majority holder of the Junior Note shall be the only Person authorized hereunder to exercise any rights of the Junior Noteholder under this Agreement; provided, however, that the majority holder of the Junior Note may from time to time designate any other Person as an additional party entitled to receive notices, consents and other communications and/or to exercise rights on behalf of the Junior Noteholder hereunder by delivering written notice thereof to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the

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Note A-3-2 Holder, and, from and after delivery of such notice, such designee shall be so authorized hereunder and shall be the only party entitled to receive such notices, consents and such other communications and/or to exercise such rights; provided, further, that in the absence of any such designation and notice (which notice shall provide the name, mailing address, email address, telephone number and facsimile number), the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder shall be entitled to treat the last party as to which it has received written notice with respect to the Junior Note as being such designee as the Junior Noteholder for all purposes of this Agreement (including, without limitation, Section 5(f) hereof).

(c)     In the case of any sale, assignment, transfer or other disposition of a participation interest in a Note, (i) such Noteholder’s obligations under this Agreement shall remain unchanged, (ii) such Noteholder shall remain solely responsible for the performance of such obligations, (iii) the other Noteholder and any Persons acting on its behalf shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement and the Servicing Agreement, and (iv) all amounts payable hereunder shall be determined as if such Noteholder had not sold such participation interest; provided, however, that if the applicable participant is a Qualified Institutional Lender (and delivers to the other Noteholder a certification from an authorized officer confirming its status as a Qualified Institutional Lender), such Noteholder, by written notice to the other Noteholder, may delegate to such participant such Noteholder’s right to exercise the rights of the Controlling Noteholder hereunder and under the Servicing Agreement; provided, further, however, that upon the occurrence of a Control Appraisal Period with respect to the Junior Note, the aforesaid delegation of rights shall terminate and be of no further force and effect.

(d)     Each Senior Noteholder agrees that it will not Transfer all or any portion of any of Note A-1, Note A-2, Note A-3-1 or Note A-3-2 except to a Qualified Institutional Lender. If a Senior Noteholder intends to Transfer its respective Note, or any portion thereof, to a Person that is not a Qualified Institutional Lender, it must first obtain the consent of each other Senior Noteholder and, if any such non-transferring Senior Noteholder’s Note is held in a Securitization Trust, a Rating Agency Confirmation with respect to the related Securitization. Notwithstanding the foregoing, without each non-transferring Noteholder’s prior consent, and, if any such non-transferring Senior Noteholder’s Note is held in a Securitization Trust, without a Rating Agency Confirmation with respect to the related Securitization, no Senior Noteholder shall Transfer all or any portion of its Note (or a participation interest in such Note) to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. The transferring Senior Noteholder agrees that it shall pay the expenses of each non-transferring Senior Noteholder (including all expenses of each applicable Master Servicer, the Special Servicer and the Trustee) and all expenses relating to each applicable Rating Agency Confirmation with any such Transfer. Notwithstanding the foregoing, each Senior Noteholder shall have the right, without the need to obtain the consent of any other Senior Noteholder or any other Person or any Rating Agency Confirmation, to Transfer 49% or less (in the aggregate) of its beneficial interest in its Note to a Person which is not the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party. None of the provisions of this Section 19(d) shall apply in the case of (i) a sale of the Senior Note in accordance with the terms and conditions of the

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Securitization Servicing Agreement or (ii) any issuance of certificates in connection with any Securitization or any sale of such certificates.

(e)     Notwithstanding any other provision hereof, any Noteholder may pledge (a “Pledge”) its Note to any entity (other than the Mortgage Loan Borrower or any Affiliate thereof) which has extended a credit or repurchase facility to such Noteholder and that is either a Qualified Institutional Lender or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), on terms and conditions set forth in this Section 19(e), it being further agreed that a financing provided by a Note Pledgee to a Noteholder or any person which Controls such Noteholder that is secured by such Noteholder’s interest in the applicable Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder, provided that a Note Pledgee which is not a Qualified Institutional Lender may not take title to the pledged Note without (a) prior to Securitization, the consent of each other Noteholder and, (b) after Securitization, Rating Agency Confirmation. Upon written notice by the applicable Noteholder to the other Noteholders and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), each of the other holders agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give Note Pledgee written notice of any default by the pledging Noteholder in respect of its obligations under this Agreement of which default such Noteholder has actual knowledge; (ii) to allow such Note Pledgee a period of ten (10) days to cure a default by the pledging Noteholder in respect of its obligations to the other Noteholder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) that such other Noteholder shall give to such Note Pledgee copies of any notice of default under this Agreement simultaneously with the giving of same to the pledging Noteholder and accept any cure thereof by such Note Pledgee which such pledging Noteholder has the right (but not the obligation) to effect hereunder, as if such cure were made by such pledging Noteholder; (v) that such other Noteholder shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Noteholder; and (vi) that, upon written notice (a “Redirection Notice”) to the other Noteholders and any Servicer by such Note Pledgee that the pledging Noteholder is in default, beyond any applicable cure periods, under the pledging Noteholder’s obligations to such Note Pledgee pursuant to the applicable credit agreement between the pledging Noteholder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Noteholder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that any Noteholder or Servicer would otherwise be obligated to pay to the pledging Noteholder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Noteholder hereby unconditionally and absolutely releases the other Noteholders and any Servicer from any liability to the pledging Noteholder on account of any Noteholder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or any such other Noteholder to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Noteholder to such Note Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, the Noteholders and any Servicer shall recognize such Note Pledgee (and any transferee other than the Mortgage Loan Borrower or any Affiliate thereof which is also a

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Qualified Institutional Lender at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the pledging Noteholder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Institutional Lender shall assume in writing the obligations of the pledging Noteholder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 19(e) shall remain effective as to any Noteholder (and any Servicer) unless and until such Note Pledgee shall have notified any such Noteholder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

(f)     Notwithstanding any provisions herein to the contrary, if a conduit (“Conduit”) which is not a Qualified Institutional Lender provides financing to a Noteholder then such Noteholder shall have the right to grant a security interest in its Note to such Conduit notwithstanding that such Conduit is not a Qualified Institutional Lender, if the following conditions are satisfied:

(i)      The loan (the “Conduit Inventory Loan”) made by the Conduit to such Noteholder to finance the acquisition and holding of its Note will require a third party (the “Conduit Credit Enhancer”) to provide credit enhancement;

(ii)     The Conduit Credit Enhancer and conduit manager (if Moody’s rates the Securitization) will be a Qualified Institutional Lender;

(iii)    Such Noteholder will pledge (or sell, transfer or assign as part of a repurchase facility) its interest in the applicable Note to the Conduit as collateral for the Conduit Inventory Loan;

(iv)    The Conduit Credit Enhancer and the Conduit will agree that, if such Noteholder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by such Noteholder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of such Noteholder’s Note to the Conduit Credit Enhancer; and

(v)     Unless the Conduit is in fact then a Qualified Institutional Lender, the Conduit will not, without obtaining the consent of each other Noteholder, have any greater right to acquire the interests in the Note pledged by such Noteholder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Note Pledgee.

Section 20.        Registration of Transfer. In connection with any Transfer of a Note (but excluding any Note Pledgee unless and until it realizes on its Pledge), a transferee shall execute an assignment and assumption agreement whereby such transferee assumes all of the obligations of the applicable Noteholder hereunder with respect to such Note thereafter accruing and agrees to be bound by the terms of this Agreement, including the restriction on Transfers set forth in Section 19, from and after the date of such assignment. Notwithstanding the preceding sentence, a Trustee shall not be required to execute an assignment and assumption agreement in

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connection with any Transfer of a Note if the obligations are assumed pursuant to the Securitization Servicing Agreement. No transfer of a Note may be made unless it is registered on the Note Register, and the Agent shall not recognize any attempted or purported transfer of any Note in violation of the provisions of Section 19 and this Section 20. Any such purported transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Each Noteholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Agent and any other Noteholder against any liability that may result if the transfer is not made in accordance with the provisions of this Agreement. Upon a Securitization of the Lead Securitization Note, the Certificate Administrator (or if there is no Certificate Administrator, the Trustee) shall automatically become and be the Agent.

Section 21.        Registration of the Note A-1, Note A-2, Note A-3 and the Junior Note. The Agent shall keep or cause to be kept at the Agent Office books (the “Note Register”) for the registration and transfer of the Notes. The Agent shall serve as the initial Note registrar and the Agent hereby accepts such appointment. The names and addresses of the holders of the Notes and the names and addresses of any transferee of any Note of which the Agent has received notice, in the form of a copy of the assignment and assumption agreement referred to in Section 20, shall be registered in the Note Register. The Person in whose name a Note is so registered shall be deemed and treated as the sole owner and holder thereof for all purposes of this Agreement, except in the case of the Initial Note A-1 Holder, the Initial Note A-2 Holder, the Initial Note A-3 Holder and the Initial Junior Noteholder who may hold their Notes through a nominee. Upon request of a Noteholder, the Agent shall provide such party with the names and addresses of the Noteholders. To the extent another party is appointed as Agent hereunder, the Note A-1 Holder, the Note A-2 Holder, each Note A-3 Holder and the Junior Noteholder hereby designates such Person as its agent under this Section 21 solely for purposes of maintaining the Note Register.

Section 22.        Statement of Intent. The Agent and each Noteholder intend that the Notes be classified and maintained as a grantor trust under subpart E, part I of subchapter J of chapter 1 of the Code that is a fixed investment trust within the meaning of Treasury Regulation §301.7701-4(c), and the parties will not take any action inconsistent with such classification. It is neither the purpose nor the intent of this Agreement to create a partnership, joint venture, “taxable mortgage pool” or association taxable as a corporation among the parties.

Section 23.        No Pledge. This Agreement shall not be deemed to represent a pledge of any interest in any Mortgage Loan by the Senior Noteholder to the Junior Noteholder. Except as otherwise provided in this Agreement and the Servicing Agreement, the Junior Noteholder shall not have any interest in any property taken as security for any Mortgage Loan, provided, however, that if any such property or the proceeds of any sale, lease or other disposition thereof shall be received, then the Junior Noteholder shall be entitled to receive its share of such application in accordance with the terms of this Agreement and/or the Servicing Agreement.

Section 24.        Cooperation in Securitization.

(a)     At the request of the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder or the Note A-3-2 Holder, the Junior Noteholder shall use reasonable efforts,

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at the Note A-1 Holder’s, the Note A-2 Holder’s, the Note A-3-1 Holder’s or the Note A-3-2 Holder’s expense, to satisfy, and to cooperate with the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder in attempting to cause the Mortgage Loan Borrower to satisfy, the market standards to which the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder customarily adhere or which may be reasonably required in the marketplace or by the Rating Agencies in connection with the Securitization, including, entering into (or consenting to, as applicable) any modifications to this Agreement or the Mortgage Loan Documents and to reasonably cooperate with the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder in attempting to cause the Mortgage Loan Borrower to execute such modifications to the Mortgage Loan Documents, in any such case, as may be reasonably requested by the Rating Agencies to effect the Securitization; provided, however, that either in connection with the initial Securitization or otherwise at any time prior to such initial Securitization the Junior Noteholder shall not be required to modify or amend this Agreement or any Mortgage Loan Documents (or consent to such modification, as applicable) in connection therewith, if such modification or amendment would (i) change the interest allocable to, or the amount of any payments due to or priority of such payments, the Junior Noteholder or (ii) materially increase the Junior Noteholder’s obligations or materially decrease the Junior Noteholder’s rights, remedies or protections. In connection with the Securitization, the Junior Noteholder agrees to provide for inclusion in any disclosure document relating to the related Securitization such information concerning the Junior Noteholder and the Junior Note as the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder reasonably determine to be necessary or appropriate, and the Junior Noteholder covenants and agrees that it shall reasonably cooperate with the reasonable requests of each Rating Agency and the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1- Holder and the Note A-3-2 Holder in connection with any Securitization, as well as in connection with all other matters and the preparation of any offering documents thereof and to review and respond reasonably promptly with respect to any information relating to it and the Junior Note in any Securitization document. The Junior Noteholder acknowledges that the information provided by it to the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder may be incorporated into the offering documents for a Securitization. The Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder, the Note A-3-2 Holder and each Rating Agency shall be entitled to rely on the information supplied by, or on behalf of, the Junior Noteholder.

(b)     Each of the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder and the Note A-3-2 Holder may, at its election, deliver to the Junior Noteholder drafts of the preliminary and final Securitization offering memorandum, prospectus supplement, free writing prospectus and any other disclosure documents and the Securitization Servicing Agreement at such time as the Junior Noteholder deems necessary or appropriate in connection with the Securitization of the related Note A-1, Note A-2, Note A-3-1 or Note A-3-2. The Junior Noteholder may, at its election, review and comment thereon insofar as it relates to the Junior Note and/or the Junior Noteholder, and, if the Junior Noteholder elects to review and comment, the Junior Noteholder shall review and comment thereon as soon as possible but in no event later than five (5) Business Days of its receipt thereof, or six (6) Business Days after receipt in the case of the first draft thereof delivered to the Junior Noteholder, and if the Junior Noteholder fails to respond within such time, the Junior Noteholder shall be deemed to have elected to not comment thereon, provided that if the Junior Noteholder elects to review and comment, any such

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review and comments with respect to the final draft distributed in connection with the preparation of the preliminary and final offering memoranda for printing shall be made no later than 9:00 am, New York City time, on the Business Day following its receipt thereof and if the Junior Noteholder fails to respond by such time, the Junior Noteholder shall be deemed to have elected to not comment thereon. In the event of any disagreement between the Junior Noteholder with respect to the preliminary and final offering memorandum, prospectus supplement, free writing prospectus or any other disclosure documents the Note A-1 Holder’s, the Note A-2 Holder’s, the Note A-3-1 Holder’s and the Note A-3-2 Holder’s determination shall control. The Junior Noteholder has no obligation and shall have no liability with respect to any such offering documents other than the accuracy of any comments it elects to make regarding itself or the Junior Note.

(c)     Notwithstanding anything herein to the contrary, the Note A-1 Holder, the Note A-2 Holder and each Note A-3 Holder acknowledge and agree that (i) the Junior Noteholder shall not be required to incur any out-of-pocket expenses in connection with a Securitization of Note A-1, Note A-2 or either Note A-3 or any portion thereof and (ii) the Junior Noteholder shall not be required to disclose any of the beneficial owners of the managed account on behalf of which it is holding the Junior Note.

Section 25.        Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 26.        Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)     SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)     CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

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(c)     AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH A PARTY HEREIN SHALL HAVE BEEN NOTIFIED; AND

(d)     AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 27.        Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto (other than as set forth in Section 5(b)). The Agent shall provide two (2) Business Days prior written notice to each Rating Agency of any material modification to this Agreement.

Section 28.        Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto. Subject to Section 19, each Noteholder may assign or delegate its rights or obligations under this Agreement. Upon any such assignment, the assignee shall be entitled to all rights and benefits of the Note A-1 Holder, the Note A-2 Holder, the Note A-3-1 Holder, the Note A-3-2 Holder or the Junior Noteholder, as applicable, hereunder, including, without limitation, the right to make further assignments and grant additional Notes.

Section 29.        Counterparts; Facsimile Execution.

(a)     The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary, the parties hereto are under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the parties hereto pursuant to procedures approved by the parties hereto; provided, further, that, without limiting the foregoing, upon the request of the either party hereto, any electronic signature shall be promptly followed by such manually executed counterpart.

(b)     This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This

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Agreement shall become effective when it shall have been executed by the parties hereto and when the parties hereto shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of this Agreement, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

Section 30.        Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

Section 31.        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 32.        Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

Section 33.        Withholding Taxes.

(a)     If the Lead Securitization Noteholder or the Mortgage Loan Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to another Noteholder with respect to the Mortgage Loan as a result of such other Noteholder constituting a Non-Exempt Person, the Lead Securitization Noteholder, in its capacity as servicer, shall be entitled to do so with respect to such other Noteholder’s interest in such payment (all withheld amounts being deemed paid to such other Noteholder), provided that the Lead Securitization Noteholder shall furnish such other Noteholder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such other Noteholder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which such other Noteholder is subject to tax.

(b)     Each other Noteholder shall and hereby agrees to indemnify the Lead Securitization Noteholder against and hold the Lead Securitization Noteholder harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Lead Securitization Noteholder (or the Servicer on its behalf) to withhold Taxes from payment made to such other Noteholder in reliance upon any representation, certificate, statement, document or instrument made or provided by such other Noteholder to the Lead Securitization Noteholder in connection with the obligation of the Lead

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Securitization Noteholder to withhold Taxes from payments made to such other Noteholder, it being expressly understood and agreed that (i) the Lead Securitization Noteholder shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) such other Noteholder shall, upon request of the Lead Securitization Noteholder and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by the Lead Securitization Noteholder.

(c)     Each other Noteholder represents to the Lead Securitization Noteholder (for the benefit of the Mortgage Loan Borrower) that it is not a Non-Exempt Person and that neither the Lead Securitization Noteholder nor the Mortgage Loan Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, each other Noteholder shall deliver to the Lead Securitization Noteholder or Servicer, as applicable, evidence satisfactory to the Lead Securitization Noteholder substantiating that such other Noteholder is not a Non-Exempt Person and that the Lead Securitization Noteholder is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if a Noteholder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Lead Securitization Noteholder an Internal Revenue Service Form W-9 and (ii) if a Noteholder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, such Noteholder shall satisfy the requirements of the preceding sentence by furnishing to the Lead Securitization Noteholder Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by such Noteholder, as evidence of such Noteholder’s exemption from the withholding of United States tax with respect thereto. The Lead Securitization Noteholder shall not be obligated to make any payment hereunder to a Noteholder in respect of its Note or otherwise until such Noteholder shall have furnished to the Lead Securitization Noteholder the requested forms, certificates, statements or documents.

Section 34.        Custody of Mortgage Loan Documents. The originals of all of the Mortgage Loan Documents (other than the Junior Note and the Non-Lead Securitization Note) shall be held by the Lead Securitization Noteholder (or a custodian acting on behalf of the Lead Securitization Noteholder) on behalf of the registered holders of the Notes.

Section 35.        Servicing of the Loan. Pursuant to the Servicing Agreement, the Master Servicer (whose identity may change from time to time as provided in the Servicing Agreement) will be appointed as the servicer of the Mortgage Loan and the Special Servicer will be appointed as the special servicer of the Mortgage Loan, and the parties agree that the Master Servicer and Special Servicer will service the Mortgage Loan on behalf of the Senior Noteholder and the Junior Noteholder pursuant to the Servicing Agreement and subject to the terms hereof.

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Section 36.        Notices. All notices required hereunder shall be given by (i) telephone (confirmed promptly in writing) or shall be in writing and personally delivered, (ii) sent by facsimile transmission (during business hours) if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

All notices and reports (including, without limitation, Asset Status Reports) required to be delivered hereunder by the Lead Securitization Noteholder (or the Servicer on its behalf) to the Controlling Noteholder (or its Operating Advisor), or by the Controlling Noteholder (or its Operating Advisor) to the Lead Securitization Noteholder (or the Servicer on its behalf), shall also be delivered by the applicable party to the Junior Noteholder.

Section 37.        Broker. The Junior Noteholder and the Senior Noteholder represent to each other that no broker was responsible for bringing about this transaction.

Section 38.        Certain Matters Affecting the Agent.

(a)     The Agent may request and/or rely upon and shall be protected in acting or refraining from acting upon any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 20;

(b)     The Agent may consult with counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel;

(c)     The Agent shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders pursuant to the provisions of this Agreement, unless it has received indemnity reasonably satisfactory to it;

(d)     The Agent or any of its directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act, shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Agent to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(e)     The Agent shall not be bound to make any investigation into the facts or matters stated in any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 20; and

(f)     The Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder.

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Section 39.        Termination of Agent. The Agent may be terminated at any time upon ten (10) days prior written notice from the Note A-1 Holder. In the event that the Agent is terminated pursuant to this Section 39, all of its rights and obligations under this Agreement shall be terminated, other than any rights or obligations that accrued prior to the date of such termination.

The Agent may resign at any time upon notice, so long as a successor Agent, reasonably satisfactory to the Noteholders, has agreed to be bound by this Agreement and perform the duties of the Agent hereunder. UBS Real Estate Securities Inc., as Initial Agent, may transfer its rights and obligations to the Servicer, as successor Agent, at any time without the consent of any Noteholder. UBS Real Estate Securities Inc., as Initial Agent, shall promptly and diligently attempt to cause such Servicer to act as successor Agent, and, if such Servicer declines to act in such capacity, shall promptly and diligently attempt to cause a similar servicer to act as successor Agent. The termination or resignation of such Servicer, as Servicer under the Servicing Agreement, shall be deemed a termination or resignation of such Servicer as Agent under this Agreement. Notwithstanding anything to the contrary in this Agreement, upon a Securitization of the Senior Note or any portion thereof, the Certificate Administrator (or the Trustee, as applicable) shall automatically become and be the Agent.

Section 40.        Resizing. Notwithstanding any other provision of this Agreement, for so long as UBS Real Estate Securities Inc. or an affiliate thereof (a “Securitizing/Resizing Entity”) is the owner of any Senior Note, such Securitizing/Resizing Entity shall have the right, subject to the terms of the Mortgage Loan Documents, to cause the Borrower to execute amended and restated notes or additional notes (in either case, “New Notes”) reallocating the principal of any Senior Note to such New Notes; or severing a Senior Note into one or more further “component” notes in the aggregate principal amount equal to the then outstanding principal balance of such Senior Note; provided, that (i) the aggregate principal balance of all outstanding New Notes following any such amendment is no greater than the aggregate principal amount of the applicable Senior Note prior to such amendment, (ii) all Notes continue to have the same weighted average interest rate as the Notes prior to such amendments, (iii) all Notes and such reallocated or component notes shall be automatically subject to the terms of this Agreement, and (iv) the Securitizing/Resizing Entity holding the New Notes shall notify the Controlling Noteholder, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in writing of such modified allocations and principal amounts. In connection with the foregoing (provided the conditions set forth in clauses (i) through (iv) above are satisfied, with respect to (i) through (iv), as certified by the Securitizing/Resizing Entity, on which certification the Master Servicer can rely), the Master Servicer is hereby authorized and directed to execute amendments to the Mortgage Loan Documents and this Agreement on behalf of any or all of the Note Holders, as applicable, solely for the purpose of reflecting such reallocation of principal.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee, for the benefit of the Holders of CSAIL 2015-C3 Mortgage Trust Commercial Mortgage Pass-Through Certificates, as Note A-1 Holder and Note A-2 Holder

By:	Midland Loan Services, a division of PNC Bank, National Association, Master Servicer and Attorney-in-Fact

By:	/s/ Alan H. Torgler
Name: Alan H. Torgler
Title: Vice President Servicing Officer

UBS REAL ESTATE SECURITIES INC., as Note A-3-1 Holder and Note A-3-2 Holder

By:
Name: Title:

By:
Name: Title:

PRIMA MORTGAGE INVESTMENT TRUST, LLC, as Junior Noteholder

By:	Prime Capital Advisors LLC, a New York limited liability company, as authorized Agent

By:
Name: Title:

UBS REAL ESTATE SECURITIES INC., as Note A-3-1 Holder and Note A-3-2 Holder

By:	/s/ Nicholas Galeone
Name: Nicholas Galeone
Title: Executive Director

By:	/s/ Racquel A.C. Small
Name: Racquel A.C. Small Title: Executive Director

[signatures continue on following page]

PRIMA MORTGAGE INVESTMENT TRUST, LLC, as Junior Noteholder

By:	Prima Capital Advisors LLC, a New York limited liability company, as Authorized Agent

By:	/s/ Nilesh Patel
Name: Nilesh Patel Title: Managing Director

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.     Description of Mortgage Loan:

Mortgage Loan:	Loan Agreement, dated as of July 7, 2015, between UBS Real Estate Securities Inc., as Lender, and the Mortgage Loan Borrower, as amended by the First Amendment to Loan Agreement and Omnibus Amendment to Loan Documents, effective as of July 7, 2015 and the Second Amendment to Loan Agreement and Omnibus Amendment to Loan Documents, effective as of July 7, 2015
Mortgage Loan Borrower:	DMP CR Plaza, LLC
Date of the Mortgage Loan and the Mortgage:	July 7, 2015
Initial Principal Amount of Mortgage Loan:	$245,000,000.00
Location of Mortgaged Property:	Boston, Massachusetts
Initial Maturity Date:	April 6, 2029

B.     Description of Note Interests:

Initial Senior Note Principal Balance:	$211,000,000.00
Initial Junior Note Principal Balance:	$34,000,000.00
Initial Senior Note Percentage Interest:	86.12%
Initial Junior Note Percentage Interest:	13.88%

EXHIBIT B

Note A-1 Holder and Note A-2 Holder:

[Address to be provided by Servicer]

Note A-3-1 Holder and Note A-3-2 Holder:

UBS Real Estate Securities Inc.
1285 Avenue of the Americas
New York, New York 10019
Attention: David Schell

Email: david.schell@ubs.com
Facsimile No.: 212-821-2484
Telephone No.: 212-713-3375

with a copy to:

Chad Eisenberger, Esq.
UBS Securities LLC
299 Park Avenue

New York, New York 10171
Email: chad.eisenberger@ubs.com
Telephone No.: 212-821-4885

B-2

Junior Noteholder:

Prima Mortgage Investment Trust, LLC
c/o Prima Capital Advisors LLC
2 Overhill Road, Suite 215
Scarsdale, New York 10583
Attention: Nilesh Patel
Facsimile No.: (914) 725-9385
Phone: (914) 725-2657
email: npatel@primaadvisors.com

B-3

EXHIBIT C

PERMITTED FUND MANAGERS

1. Apollo Global Real Estate

2. Archon Capital, L.P.

3. AREA Property Partners

4. BlackRock, Inc.

5. The Blackstone Group International Ltd.

6. Capital Trust, Inc.

7. Clarion Partners

8. Colony Capital, Inc.

9. DLJ Real Estate Capital Partners

10. Eightfold Real Estate Capital, L.P.

11. Fortress Investment Group LLC

12. Garrison Investment Group

13. Goldman, Sachs & Co.

14. iStar Financial Inc.

15. J.E. Roberts Companies

16. Lend-Lease Real Estate Investments

17. LoanCore Capital

18. Lonestar Funds

19. Praedium Group

20. Raith Capital Partners, LLC

21. Rialto Capital Management, LLC

22. Rockpoint Group

23. Starwood Capital/Starwood Financial Trust

24. Torchlight Investors

25. Walton Street Capital, LLC

26. Westbrook Partners

27. WestRiver Capital

28. Whitehall Street Real Estate Fund, L.P.

29. Square Mile Capital Management LLC

30. USAA Real Estate Company

31. Prima Capital Advisors LLC

C-1